AN OFFERING CIRCULAR PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING CIRCULAR FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING CIRCULAR IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

OFFERING CIRCULAR

DATED: October 21, 2020

XCRAFT ENTERPRISES, INC.

418 Lakeside Avenue, Suite 8

Coeur d’Alene, ID.  83814

www.xcraft.io.com

We are offering up to 895,140 shares of our Class B Common Stock (the “Class B Shares”) on a best efforts basis, and up to 134,271 Class B Shares to be issued as bonus to certain investors (“Bonus Shares”) as described below.*

SEE “SECURITIES BEING OFFERED” AT PAGE 32

Common Stock	Price to Public	Underwriting Discount and Commissions ***	Proceeds to Issuer Before Expenses****
Price Per Share	$7.82**	$0.2737	$7.5463
StartEngine Investor Fee Per Share	$0.2737	--	--
Price Per Share Plus Investor Fee	$8.0937	$0.2737	$7.5463

Total Maximum*****	$8,331,745	$245,000	$7,841,745

*

We are offering up to 895,140 Class B Shares, plus up to 134,271 additional Class B Shares eligible to be issued as Bonus Shares (as defined in this Offering Circular) to investors based upon investment level, see “Plan of Distribution.”

**	Does not include effective discount that would result from the issuance of Bonus Shares. For details of the effective discount, see “Plan of Distribution.”
***

We have engaged StartEngine Primary, LLC (“StartEngine Primary”) to act as an underwriter of this offering as set forth in “Plan of Distribution” and its affiliate StartEngine Crowdfunding, Inc. to perform administrative and technology-related functions in connection with this offering. We will pay a cash commission of 3.5% to StartEngine Primary on sales of Class B Shares (excluding Bonus Shares) ..  We shall also issue StartEngine Primary a warrant to purchase up to 5% of the Class B Shares sold through StartEngine Primary (excluding Bonus Shares) at an exercise price of $7.82 per share, which may be exercised prior to the five year anniversary date of the issuance of the Warrant.  The exercise price may be paid in cash, or, if at the time of exercise, there is no effective registration statement registering for sale or resale the underlying Class B Shares, they may be exercised through a cashless exercise.  If the maximum number of Class B Shares are sold in this offering, we will issue StartEngine Primary warrants to purchase 44,757 Class B Shares.   We will also pay a $15,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to us. FINRA fees will be paid by the company. This does not include processing fees paid directly to StartEngine Primary by investors. See “Plan of Distribution” for details of compensation payable to third parties in connection with the offering.

****

Investors will be required to pay directly to StartEngine Primary a processing fee equal to 3.5% of the investment amount at the time of the investors’ subscription. This fee will be refunded in the event we do not raise any funds in this offering. See “Plan of Distribution” for additional discussion of this processing fee.  Assuming the offering is fully-subscribed, investors would pay StartEngine Primary total processing fees of $245,000. This amount is included in the Total Maximum offering amount since it counts towards the rolling 12-month maximum offering amount that we are permitted to raise under Regulation A. However, it is not included in Proceeds to Issuer Before Expenses.

*****

Total Maximum Price to Public and Proceeds to Issuer Before Expenses, include $1,086,750, the value of the Bonus Shares (assuming the maximum number of Bonus Shares are issued in this Offering); provided, however, we shall not receive such amounts because Investors are not paying the purchase price for such Bonus Shares.

We expect that the amount of expenses of the offering that we will pay will be approximately $415,250.

We have engaged PrimeTrust, LLC as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and may hold a series of closings on a rolling basis at which we receive the funds from the escrow agent and issue the shares to investors. The offering will terminate at the earlier of: the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company in its sole discretion. After each closing, funds tendered by investors will be available to the company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME

OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 6.

Sales of these securities will commence within approximately two (2) day after qualification of this offering.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

The Class B Shares have no voting rights.

In this offering circular (this “Offering Circular”), the terms “XCraft,” “Company,” “us” and “we,” refer to XCraft Enterprises, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO OUR MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. WE DO NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

•semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

•current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•may present only two years of audited financial statements and only two years of related MD&A; and

•will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

SUMMARY

This Summary highlights information contained elsewhere in this Offering Circular, and does not contain all the information that you should consider in making your investment decision. Before investing in our Class B Shares, you should carefully read this entire Offering Circular, including our financial statements and related notes. You should consider among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

We are a US drone company founded in September of 2014.  Our mission is to develop powerful flying robots that change the world. We have a passion for technology, a passion for flight, and a passion for doing good in the world. We believe there is a need for quality, American-made drones at cost-competitive prices.  We also believe there is a need for advanced technologies to support the upcoming Urban Air Mobility (UAM) space. We are heavily R&D-focused, and have a two pronged business model: We develop new UAV solutions for customers on a contract basis, and we develop, license and sell our own products.  See “Our Business.”

The Offering

We are offering up to 895,140 Class B Shares for $7.82 per share (plus a processing fee of $0.2737 per share which each investor shall pay directly to StartEngine Primary), plus Bonus Shares that may be issued to certain investors. Assuming all investors qualify for the maximum number of Bonus Shares, 134,271 additional Bonus Shares would be issued in this offering, which would cause immediate dilution to your investment.  See “Plan of Distribution –Investor Perks.”

The minimum investment is $351.90 (45 Class B Shares), which excludes a processing fee of 3.5% to be paid to StartEngine Primary.

Rights and Preferences of the Class B Shares

The holders of Class B Shares are entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds, however, subject to any preferential right of the holders of any preferred stock that may be authorized and issued in the future.

The Class B Shares have no voting rights. As of August 1, 2020, JD Claridge, our sole officer and a director, owns a majority of our Class  A Common Stock, which are our only voting securities. See “Risk Factors – Our sole officer and a director owns a majority of our voting shares.”

RISK FACTORS

Investing in our Class B Shares involves risk. In evaluating us and an investment in our Class B Shares, careful consideration should be given to the following risk factors, in addition to the other information included in this Offering Circular. Each of these risk factors could materially adversely affect our business, operating results or financial condition, as well as adversely affect the value of an investment in our Class B Shares. The following is a summary of the risk factors that we currently believe make this offering speculative or substantially risky. We are still subject to all the same risks faced by all companies in our industry, and to which all such companies in the economy are exposed. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-security). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Business.

We depend on certain key personnel and must attract and retain additional talent.

Our future success depends on the efforts of key personnel and consultants, including, one of our directors and our sole officer, JD Claridge. As we grow, we will need to attract and hire additional employees in sales, marketing, design, development, operations, finance, legal, human resources and other areas. Depending on the economic environment and our performance, we may not be able to locate or attract qualified individuals for such positions when we need them. We may also make hiring mistakes, which can be costly in terms of resources spent in recruiting, hiring and investing in the incorrect individual and in the time delay in locating the right employee fit. If we are unable to attract, hire and retain the right talent or make too many hiring mistakes, it is likely that our business will suffer from not having the right employees in the right positions at the right time. This would likely adversely impact the value of your investment.

The operation of Unmanned Aircraft Systems (“UAS”) in urban environments may be subject to risks, such as accidental collisions and transmission interference, which may limit demand for our drones in such environments and harm our business and operating results.

Urban environments may present certain challenges to the operators of UAS.  UAS may accidentally collide with other aircraft, persons or property, which could result in injury, death or property damage and significantly damage the reputation of and support for UAS in general. As the usage of UAS has increased, the danger of such collisions has increased. In addition, obstructions to effective transmissions in urban environments, such as large buildings, may limit the ability of the operator to utilize the aircraft for its intended purpose. The risks or limitations of operating UAS in urban environments may limit their value in such environments, which may limit demand for our drones and consequently materially harm our business and operating results.

As a manufacturer of consumer UAS, we are subject to various government regulations and may be subject to additional regulations in the future, the violation of which could subject us to sanctions or otherwise harm our business.

As a manufacturer of consumer products, we are subject to significant government regulations, including, in the United States, those issued under the Consumer Products Safety Act, as well as those issued under product safety and consumer protection statutes in our international markets. Failure to comply with any applicable product safety or consumer protection regulations could result in sanctions that could have a negative impact on our business, financial condition and results of operations.

Governments and regulatory agencies in the markets where we manufacture and sell products may enact additional regulations relating to product safety and consumer protection in the future, and may also increase the penalties for failure to comply with product safety and consumer protection regulations.  Complying with any such additional regulations or requirements could impose increased costs on our business. Similarly, increased penalties for non-compliance could subject us to greater expenses in the event any of our products were found to not comply with such regulations. Such increased costs or penalties could harm our business.

Failure to obtain necessary regulatory approvals from the Federal Aviation Administration or other governmental agencies, or limitations put on the use of small UAS in response to public privacy or other concerns, may prevent us from selling our drones in the United States.

The regulation of small UAS for commercial use in the United States is undergoing substantial change and the ultimate treatment is uncertain. In 2006, the Federal Aviation Administration (the “FAA”) issued a clarification of its existing policies stating that, in order to engage in commercial use of small UAS in the U.S. National Airspace System, a public operator must obtain a Certificate of Authorization (a “COA”) from the FAA, to fly in restricted airspace. The FAA’s COA approval process requires that the public operator certify the airworthiness of the aircraft for its intended purpose, that a collision with another aircraft or other airspace user is extremely improbable, that the small unmanned aircraft system complies with appropriate cloud and terrain clearances and that the operator or spotter of the small unmanned aircraft system is generally within one half-mile laterally and 400 feet vertically of the small unmanned aircraft system while in operation. Furthermore, the FAA’s clarification of existing policy stated that the rules for radio-controlled hobby aircraft do not apply to public or commercial use of small UAS.

On February 14, 2012, the FAA Modernization and Reform Act of 2012 was enacted, establishing various deadlines for the FAA to allow expanded use of small UAS for both public and commercial applications. On June 21, 2016, the FAA released its final rules regarding the routine use of certain small UAS (under 55 pounds) in the U.S. National Airspace System pursuant to the act. The rules, which became effective in August 2016, provide safety regulations for small UAS conducting non-recreational operations and contain various limitations and restrictions for such operations, including a requirement that operators keep UAS within visual-line-of-sight and prohibiting flights over unprotected people on the ground who are not directly participating in the operation of the UAS. We cannot assure you that these rules will not impede our ability to sell our drones.

In addition, there exists public concern regarding the privacy implications of U.S. commercial and law enforcement use of small UAS. This concern has included calls to develop explicit written policies and procedures establishing usage limitations. We cannot assure you that the response from regulatory agencies, customers and privacy advocates to these concerns will not delay or restrict the adoption of small UAS by non-military customers.

We face significant market competition.

We compete with larger, more established companies who currently have UAS on the market and/or various product development programs.  Many of our competitors have more access to capital and marketing/sales channels and human resources than we do. They may succeed in developing and marketing competing products earlier than us, or products that are superior to ours. There can be no assurance that our competitors will not render our technology or product obsolete or that the products developed by us will be preferred to any existing or newly developed technologies. It should further be assumed that competition will intensify.

Risks of borrowing.

We have various loans outstanding, including, two loans from financial institutions which are secured by all of our assets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Debt.”   In addition, we may have to seek additional loans from financial institutions.  If we default on any of our secured loans the lenders may be able to take possession of our assets, which could result in the cessation of our operations.  In addition, certain of our existing loan agreements include, and future loan agreements may contain, financial and other covenants which, impair our operating flexibility, including, but not limited to, our ability to obtain further debt or pay dividends.   In addition, we intend to refund approximately $470,000 to participants in our KickStarter Campaign that we conducted in 2015, to whom we did not deliver products.

Our intellectual property could be unenforceable or ineffective.

One of our most valuable assets is our intellectual property.  We have been issued three patents over various aspects of our technology and various trademarks.  We have one patent pending, and plan to explore other opportunities to patent parts of our core technology; however, such patents may never be issued or certain claims may be rejected or may need to be narrowed, which may limit the protection we are attempting to obtain. In addition, companies, organizations, or individuals, including competitors, may hold or obtain patents, trademarks, or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, develop, sell, or market our drones  which would make it more difficult for us to operate our business. These third parties may have applied for, been granted, or obtained patents that relate to intellectual property, which competes with our intellectual property or technology. This may require us to develop or obtain alternative technology, or obtain appropriate licenses under these patents, which may not be available on acceptable terms or at all. Such a circumstance may result in us having to significantly increase development efforts and resources to redesign our technology in order to safeguard our competitive edge against competitors. There is a risk that our means of protecting our intellectual property rights may not be adequate, and weaknesses or failures in this area could adversely affect our business or reputation, financial condition, and/or operating results.

From time to time, we may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge us to take licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to cease marketing and selling our drones, pay substantial damages, seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all, and/or establish and maintain alternative branding for our business. We may also need to file lawsuits to protect our intellectual property rights from infringement from third parties, which could be expensive, time consuming, and distract management’s attention from our core operations.

We depend on technology and advanced information systems, which may fail or be subject to disruption.

There are no assurances that our software and website will be uninterrupted or fully secure, or that users will be willing to access, adopt, and use our website and software.  Further, our software systems may be the target of malicious attacks seeking to identify and exploit weaknesses in our software.  Cyber-attacks may target vendors, customers or other third parties, or the communication infrastructure on which they depend. Despite good faith efforts by us to mitigate the risks associated with cyber-attacks through various security protocols, an attack or a breach of security could result in a loss and theft of private data, violation of applicable privacy and other laws, significant legal and financial exposure, damage to reputation, and a loss of confidence in security measures, any of which could have a materially adverse effect on our business.

The integrity, reliability, and operational performance of our information technology (“IT”) infrastructure are critical to our operations. Our IT infrastructure may be damaged or interrupted by increases in usage, human error, unauthorized access, natural hazards or disasters, or similarly disruptive events. Furthermore, our systems may be unable to support a significant increase in traffic or increase in user numbers, whether as a result of organic or inorganic growth of the business. While we have taken several measures to safeguard against a failure of our IT infrastructure, or the telecommunications and/or other third-party infrastructure on which such infrastructure relies, could lead to significant costs and disruptions that could reduce revenue, damage our reputation, and have a materially adverse effect on our operations, financial performance, and prospects.

We intend to institute business continuity procedures and security measures to protect against network or IT failure or disruption. However, these procedures and measures may not be effective against all forms of disruptions and may not ensure that we are able to carry on our business. Should these measures and protections fail to operate as intended or at all, they may not prevent a material disruption to our operations, and the consequence of such would have a materially adverse effect on our financial performance and prospects.

We do not guarantee that the use of applications and systems designed for system security will effectively counter evolving security risks or address the security concerns of existing and potential users. Any failures in our security measures could have a materially adverse effect on our business, financial condition, and results of operations. In addition, our controls may not be effective in detecting or preventing any intrusion or other security breaches, or safeguarding against sabotage, hackers, viruses, and other forms of cybercrime. Any failure in these protections could harm our reputation and have a materially adverse effect on our operations, financial performance, and prospects.

We store investor, customer and vendor personal and other sensitive information/digital data. Any accidental or willful security breaches or other unauthorized access could cause the theft and criminal use of this data and/or theft and criminal use of our information. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation, and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, and, as a result, a third party obtains unauthorized access to any of our investor, customer or vendor data, our relationships with our investors, customers, vendors, and/or other third parties will be severely damaged, and we could incur significant liability.

Since techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and any third-party hosting facility that we may use, may be unable to anticipate these techniques or to implement adequate preventative measures.

We may face technological and design challenges.

We may discover that the optimal retail price points for our drones are below where we can sustainably price our current low-cost architecture, which could necessitate the development of new product architecture that could take years to go from concept to product. It is possible that during our development of future products, one or more issues may arise that could cause us to abandon it. This could happen at any point in the development cycle and could result in a significant delay to achieving the lower-priced product line. If we need to develop a completely new product line, that could create significant delays and adversely impact the value of your investment.

Manufacturing and selling our products internationally may cause problems and present risks.

Certain components of our drones are manufactured internationally. There are many risks associated with international business.  These risks include, but are not limited to, language barriers, fluctuations in currency exchange rates, political and economic instability, regulatory compliance difficulties, problems enforcing agreements, and greater exposure of our intellectual property to markets where a high probability of unlawful misappropriation may occur.   Failure to successfully mitigate any of these potential risks could damage our business.

In addition, we are required to comply with all applicable domestic and foreign export control laws, including the International Traffic in Arms Regulations and the Export Administration Regulations. In addition, we may be subject to the Foreign Corrupt Practices Act and international counterparts that generally bar bribes or unreasonable gifts for foreign governments and officials. Violation of any of these laws or regulations could result in significant sanctions, which could reduce our future revenue and net income.

We are subject to changes in foreign currency exchange rates.

Some of our products or components of our products may be manufactured internationally and may be sold in other countries throughout the world. As a result, the price we pay for our products and what they may be sold for depend on the exchange rates between the U.S. dollar and other currencies. Over the past several years, these exchange rates have had material fluctuations and we expect they will continue to fluctuate. If the U.S. dollar becomes significantly weaker, our products will likely cost us more to manufacture and we may receive less than expected when they are sold, which could adversely impact the economics of our business and your investment.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our products to our customers and could decrease demand for our products.  In December 2019, a novel strain of coronavirus, COVID-19, was reported in Wuhan, China. The World Health Organization has since declared the outbreak to constitute a pandemic.  The extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on our customers and our sales cycles and industry events, and the effect on our vendors, all of which are uncertain and cannot be predicted. At this point, the extent to which COVID-19 may impact our financial condition or results of operations is uncertain. The effect of COVID-19 may not be fully reflected in our results of operations until future periods, if at all.  If the COVID-19 outbreak continues to spread, we may need to limit operations or implement limitations. There is a risk that other countries or regions may be less effective at containing COVID-19, or it may be more difficult to contain if the outbreak reaches a larger population or broader geography, in which case the risks described herein could be elevated significantly.

We store personally identifiable information of consumers which is subject to vast regulation.

Some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. Evolving regulations regarding personal data and personal information, in the European Union and elsewhere, including, but not limited to, the General Data Protection Regulation, which we refer to as GDPR, the California Consumer Privacy Act of 2018 and similar privacy laws in other states and jurisdictions, may limit or inhibit our ability to operate or expand our business, or market our products. Such laws and regulations require or may require us to implement privacy and security policies, permit consumers to access, correct or delete personal information stored or maintained by us, inform individuals of security incidents that affect their personal information, and, in some cases, obtain consent to use personal information for specified purposes. Such laws and regulations could restrict our ability and our customers’ ability to collect and use personal information, which may reduce demand for our solutions.

Changing industry standards and industry self-regulation regarding the collection, use and disclosure of data may have similar effects. Existing and future privacy and data protection laws and increasing sensitivity of consumers to unauthorized disclosures and use of personal information may also negatively affect the public’s perception of our kiosks and software. If our solutions are perceived to cause, or are otherwise unfavorably associated with, invasions of privacy, whether or not illegal, we or our customers may be subject to public criticism.

Any failure on our part to comply with applicable privacy and data protection laws, regulations, policies and standards or any inability to adequately address privacy concerns associated with our solutions, even if unfounded, could subject us to liability, damage our reputation, impair our sales and harm our business. Furthermore, the costs of compliance with, and other burdens imposed by, such laws, regulations, policies and standards may result in a decrease in our profitability and/or limit adoption of and demand for our products.

If critical components or raw materials used to manufacture our products become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products, which could damage our business.

We obtain hardware components, various subsystems and systems from a limited group of suppliers. We do not have long-term agreements with any of these suppliers that obligate them to continue to sell components, subsystems, systems or products to us. Our reliance on these suppliers involves significant risks and uncertainties, including whether our suppliers will provide an adequate supply of required components, subsystems, or systems of sufficient quality, will increase prices for the components, subsystems or systems and will perform their obligations on a timely basis.

In addition, certain raw materials and components used in the manufacture of our products are periodically subject to supply shortages, and our business is subject to the risk of price increases and periodic delays in delivery. Particularly, the market for electronic components is experiencing increased demand, creating substantial uncertainty regarding our suppliers’ continued production of key components for our products. If we are unable to obtain components from third party suppliers in the quantities and of the quality that we require, on a timely basis and at acceptable prices, then we may not be able to deliver our products on a timely or cost effective basis to our customers, which could cause customers to terminate their contracts with us, increase our costs and seriously harm our business, results of operations and financial condition. Moreover, if any of our suppliers become financially unstable, or otherwise unable or unwilling to provide us with raw materials or components, then we may have to find new suppliers. It may take several months to locate alternative suppliers, if required, or to redesign our products to accommodate components from different suppliers. We may experience significant delays in manufacturing and shipping our products to customers and incur additional development, manufacturing and other costs to establish alternative sources of supply if we lose any of these sources or are required to redesign our products. We cannot predict if we will be able to obtain replacement components within the time frames that we require at an affordable cost, if at all.

If our drones fail to perform as expected, we may have to recall them and our ability to develop, market and sell our drones could be harmed.

Our drones may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. While we perform extensive internal testing, we will have a limited frame of reference by which to evaluate the performance of our drones. There can be no assurances that we will not be required to recall products in the future. There can be no assurance that we will be able to detect and fix any defects in the drones prior to their sale to consumers. In the future, we may at various times, voluntarily or involuntarily, initiate a recall if any of our drones or their components prove to be defective. In addition, our drones may not perform consistent with customers’ expectations or consistent with other drones currently available. Any product defects or any other failure of our drones to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims, harm to our brand and reputation, and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

The risk of product liability claims, product recalls, and associated adverse publicity is inherent in the manufacturing, marketing, and sale of drones. We may become subject to product liability claims, which could harm our business, prospects, operating results and financial condition. We face the risk of exposure to claims in the event our drones do not perform as expected or malfunction resulting in personal injury or death. A successful product liability claim against us could require us to pay a substantial monetary award. In addition, a product liability claim could generate substantial negative publicity about our drones and business and inhibit or prevent commercialization of other future products which would have material adverse effect on our brand, business, prospects and operating results. Any lawsuit or claim, regardless of its merit, may have a material adverse effect on our reputation, business and financial condition.

If we are unable to adequately control the costs associated with operating our business, including our costs of manufacturing, marketing and sales, our business, financial condition, operating results and prospects will suffer.

If we are unable to maintain a sufficiently low level of costs for designing, manufacturing, marketing, selling and distributing our drones relative to their selling prices, our operating results, gross margins, business and prospects could be materially and adversely impacted. We have made, and will be required to continue to make, significant investments in the design, manufacture, marketing and sale of our drones. There can be no assurances that our costs of producing and delivering our drones will be less than the revenue we generate from sales.

Risks Related to this offering of our Class B Shares.

This Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.

We are offering Class B Shares in the amount of up to $6,999,995 (plus a processing fee of $0.2737 per share which each investor shall pay directly to StartEngine Primary), in this offering, but may sell much less. The Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our growth opportunities may be materially adversely affected. Even if we raise the maximum amount we are seeking in this offering, we may need additional funds in the future in order to grow, and if we cannot raise those funds for whatever reason, including reasons outside our control, such as another significant downturn in the economy, we may not survive.

Terms of subsequent financings may adversely impact your investment.

Even if we are successful in this offering, we may need to engage in common equity, debt or preferred stock financings in the future. Your rights and the value of your investment in the Class B Shares could be reduced. Interest on debt securities could increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of Class B Shares. In addition, if we need to raise more equity capital from the sale of equity securities, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment.

We are offering a discount on our stock price to some investors in this offering.

Investors in this offering who invest more than $5,000 are entitled to a discount to the share price in this offering; see “Plan of Distribution.” Therefore, the value of shares of investors who pay the full price in this offering will be immediately diluted by investments made by investors entitled to the discount, who will pay less for their stake in the company.

Because no public trading market for our Class B Shares currently exists, it will be difficult for you to sell your Class B Shares and, if you are able to sell your Class B Shares, you may have to sell them at a substantial discount to the price you paid for the Class B Shares.

There is no public market for our Class B Shares. Until our Class B Shares are listed on an exchange, if ever, you may not sell your Class B Shares unless the buyer meets the applicable suitability and minimum purchase standards. Therefore, it will be difficult for you to sell your Class B Shares promptly or at all. If you are able to sell your Class B Shares, you may have to sell them at a substantial discount to the price you paid for the Class B Shares.

Investors in our Class B Shares have no voting rights.

Subject to applicable law and, except as mentioned in our organizational documents, the holders of Class B Shares have no voting rights, management or control rights or influence or vote on any corporate matters, and the voting stockholders and directors may take actions of which a majority of the holders of Class B Shares disapprove. In assessing the risks and rewards of an investment in the Class B Shares, investors must be aware that they are relying solely on the good faith, judgment, and ability of our directors, officers, employees and holders of our voting shares, to make appropriate decisions in respect to our management, and the holders of Class B Shares will be subject to the decisions of our directors, officers, employees and holders of our voting shares.

Our sole officer and a director, owns a majority of our voting shares.

As of the date of this Offering Circular, JD Claridge, our sole officer and a director, owns 66.16% of our Class A Common Stock, which are our only voting securities, and as long as no additional voting shares are issued, he shall continue to control 66.16% of the voting power. Therefore, Mr. Claridge is able to, and as long as he continues to hold over 50% of our Class A Common Stock, and no other voting shares are issued, he shall continue to have the ability to, control our management and affairs and most matters requiring stockholder approval, including, but not limited to, the election of directors and approval of significant corporate transactions. This concentration of ownership and voting power may have the effect of delaying or preventing a change in control, which may not be in the best interest of our other stockholders.

Management discretion as to use of proceeds.

Our success will be substantially dependent upon the discretion and judgment of our management team with respect to the application and allocation of the proceeds of this offering. The use of proceeds described herein is an estimate based on our current business plan. We, however, may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.

The subscription agreement includes an exclusive venue provision.

Our subscription agreement includes a forum selection provision that requires any claim against us based on the subscription agreement not arising under the federal securities laws to be brought in a court of competent jurisdiction in the State of Idaho. This forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims, as investors may be compelled to travel to Idaho to prosecute or defend any claims involving us.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

Foreign securities laws.

Prior to accepting any subscriptions from residents of foreign jurisdictions, we intend to consult with local counsel to ensure we accept any such subscription in compliance with local law. If, however, we accept any subscriptions and fail to comply with local law, it may subject us to regulatory actions in such foreign jurisdictions.

DILUTION

Dilution means a reduction in value, control or earnings of the shares an investor owns.

Immediate dilution

An early-stage company typically sells its securities to its founders and early employees (collectively, “Founders”) at very low prices because, in most cases, they provide services to the business but are not paid market wages. Likewise, when a business is seeking financing to begin its operations, the prices at which it may sell its securities to early investors, often family members or friends, are low.  Later in its development, when the business seeks cash investments from new, unrelated investors, like you and the investors in our prior Regulation CF offerings, the new investors often pay a higher price for their securities than the price paid by the Founders and early investors. Each currently outstanding Class B Share and share of Class A Voting Common Stock (the “Class A Shares”), have the same economic rights. This means that the book value for each Class B Share you purchase is diluted because the book value per share of all the Class B Shares and Class A Shares is the same, but you paid more for your Class B Shares than the Founders or prior investors paid for their Class A Shares or Class B Shares.

The tables below compare the price that investors in this offering will pay for their Class B Shares assuming the sale of 25%, 50%, 75% and 100% of the Class B Shares we are offering, with the effective cash price paid for Class B Shares and Class A Shares by the Founders and prior investors.  The average price per share for Class B Shares issued in this offering as reflected in the tables, does not include the processing fee of $0.27370 per share, which each investor shall pay directly to StartEngine Primary.

100% or $7,244,995
	Shares Purchased		Total Consideration		Avg Price Per Share
	Number	Percent	Amount	Percent
Founders/Early Employees	3,014,987	56.188%	$270	0.003%	$0.0001
Regulation D (Class A Common )	526,250	9.807%	$526,250	5.445%	$1.0000
Regulation CF Investors (2017)	629,411	11.730%	$1,070,000	11.071%	$1.7000
Regulation CF (2020)	300,076	5.592%	$1,068,271	11.053%	$3.5600
New Investors	895,140	16.682%	$6,999,995	72.428%	$7.8200
TOTAL	5,365,864	100.000%	$9,664,785	100.000%	$1.8012

75% or $5,433,746
	Shares Purchased		Total Consideration		Avg Price Per Share
	Number	Percent	Amount	Percent
Founders/Early Employees	3,014,987	58.634%	$270	0.003%	$0.0001
Regulation D (Class A Common )	526,250	10.234%	$526,250	6.649%	$1.0000
Regulation CF Investors (2017)	629,411	12.240%	$1,070,000	13.519%	$1.7000
Regulation CF (2018)	300,076	5.836%	$1,068,271	13.497%	$3.5600
New Investors	671,355	13.056%	$5,249,996	66.331%	$7.8200
TOTAL	5,142,079	100.000%	$7,914,787	100.000%	$1.5392

50% or $3,622,497
	Shares Purchased		Total Consideration		Avg Price Per Share
	Number	Percent	Amount	Percent
Founders/Early Employees	3,014,987	61.301%	$270	0.004%	$0.0001
Regulation D (Class A Common )	526,250	10.700%	$526,250	8.536%	$1.0000
Regulation CF Investors (2017)	629,411	12.797%	$1,070,000	17.357%	$1.7000
Regulation CF (2018)	300,076	6.101%	$1,068,271	17.329%	$3.5600
New Investors	447,570	9.100%	$3,499,997	56.774%	$7.8200
TOTAL	4,918,294	100.000%	$6,164,788	100.000%	$1.2534

25% or $1,811,249
	Shares Purchased		Total Consideration		Avg Price Per Share
	Number	Percent	Amount	Percent
Founders/Early Employees	3,014,987	64.224%	$270	0.006%	$0.0001
Regulation D (Class A Common )	526,250	11.210%	$526,250	11.920%	$1.0000
Regulation CF Investors (2017)	629,411	13.407%	$1,070,000	24.237%	$1.7000
Regulation CF (2018)	300,076	6.392%	$1,068,271	24.198%	$3.5600
New Investors	223,785	4.767%	$1,749,999	39.639%	$7.8200
TOTAL	4,694,509	100.000%	$4,414,789	100.000%	$0.9404

There is no accurate way to predict who will invest or how many Bonus Shares an investor may be entitled to and how that will impact dilution, however, assuming all investors qualify for the maximum number of Bonus Shares, 134,271 additional Bonus Shares would be issued in this offering, which would cause immediate dilution to your investment.    See “Plan of Distribution – Investor Perks.”

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by us. The investor’s stake in a company could be diluted due to the company issuing additional shares of common stock or securities convertible into shares of common stock. In other words, when the company issues more securities, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares, or other equity securities in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

·	In June 2019, Ben invests $20,000 in shares that represent 2% of a company valued at $1 million.

·

In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Ben now owns only 1.3% of the company but his stake is worth $200,000.

·

In June 2020, the company has run into serious problems and in order to stay afloat, it raises $1 million at a valuation of only $2 million (the “down round”). Ben now owns only 0.89% of the company and his stake is worth only $26,660.

This type of dilution might also happen upon the conversion or exercise of convertible notes, stock options or warrants into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round,” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do because they get more shares for their money.   See “Securities Being Offered” for a description of our outstanding securities.

As of July 1, 2020, we had an outstanding warrant to purchase 7,000 Class B Shares having an exercise price of $1.70 per share, and a warrant to purchase 200,000 Class A Shares having an exercise price of $0.01 per share.  In addition, as of July 1, 2020, we had options outstanding to purchase 413,418 Class A Shares, 353,418 of which have an exercise price of $1.70 per share, and 60,000 of which have an exercise price of $3.56 per share.  The exercise of such options or warrants shall have the effect of diluting the existing investors.

If you are making an investment expecting to own a certain percentage of our capital stock or expecting each Class B Share to hold a certain amount of value, it is important to realize how the value of the Class B Shares can decrease by actions taken by us. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

Plan of Distribution

We are offering a maximum of 895,140 Class B Shares on a “best efforts” basis, plus any Bonus Shares that may be issued to certain investors. Assuming all investors qualify for the maximum number of Bonus Shares, 134,271 additional Bonus Shares would be issued in this offering, which would cause immediate dilution to your investment. We have engaged StartEngine Primary, LLC (“StartEngine Primary”) as our placement agent to assist in the placement of our securities in those states in which it is registered to undertake such activities, including soliciting potential investors on a best efforts basis. As such, StartEngine Primary is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act. StartEngine Primary is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about the offering may find it at www.startengine.com. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the startengine.com website.

Commissions and Discounts

The following table shows the total discounts and commissions payable to StartEngine Primary in connection with this offering:

	Per Share	Total
Public offering price	$7.82	$6,999,995

Placement Agent commissions	$0.2737	$245,000

StartEngine Processing Fee	$0.2737	$245,000

Proceeds, before expenses	$7.27	$6,584,745

We shall also issue StartEngine Primary a warrant to purchase a number of Class B Shares, equal to 5% of the shares purchased in this offering, having an exercise price of $7.82 per share.  The disposition of the warrant is subject to FINRA lockup restrictions pursuant to FINRA Rule 5110(g)(1), and pursuant to the Exhibit A of the Posting Agreement, the parties have agreed on a lock up period of 180 days immediately following the date of the commencement of sales in this offering.

Other Terms

StartEngine Primary has also agreed to perform the following services in exchange for the compensation discussed above:

•	design, build, and create our campaign page,
•	provide us with a dedicated account manager and marketing consulting services,
•	provide a standard purchase agreement to execute between us and investors, which may be used at our option and
•	coordinate money transfers to us.

In addition to the commission described above, we will also pay $15,000 to StartEngine Primary for out of pocket accountable expenses paid prior to commencing. This fee will be used for the purpose of coordinating filings with regulators and conducting a compliance review of our offering. Any portion of this amount not expended and accounted for will be returned to us. Assuming the full amount of the offering is raised, we estimate that the total fees and expenses of the offering payable by us to StartEngine Primary will be approximately $245,000.

StartEngine Primary will charge you a non-refundable processing fee equal to 3.5% of the amount you invest at the time you subscribe for our securities, equivalent to $0.2737 per share, which shall be paid via the same method as the Class B Shares are paid. This fee will be refunded in the event we do not raise any funds in this offering.

StartEngine Primary intends to use an online platform provided by StartEngine Crowdfunding, Inc. (“StartEngine Crowdfunding”), an affiliate of StartEngine Primary, at the domain name www.startengine.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. In addition, StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. Fees for credit and debit card payments will be passed onto investors at cost and we will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks, pursuant to a Credit Card Services Agreement.

Bonus Shares; Discounted Price for Certain Investors

Certain investors in this offering are eligible to receive additional Class B Shares, or Bonus Shares, (effectively a discount) for their shares purchased equal to 5%, 10%, or 15% of the shares they purchase, depending upon the investment level of such investors, up to a maximum of 134,271 Bonus Shares. See “—Perks” below. Fractional shares will not be distributed and Bonus Shares will be determined by rounding down to the nearest whole share. Investors in the highest bracket of these Bonus Shares will pay an effective price of approximately $6.80 per share before the StartEngine processing fee, a discount of 13.04%. The number of Bonus Shares, if any, to which an investor shall be entitled shall be calculated and provided to the investor before they submit their investment.  The StartEngine processing fee will be assessed on the full share price of $7.82, and not the effective, post bonus, price. We will absorb the cost of the issuance of the Bonus Shares, and to the extent any are issued, it will reduce the proceeds that we receive.

Subscription Procedures

After the Offering Statement has been qualified by the Commission, we will accept tenders of funds to purchase Class B Shares. We may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. We estimate that processing fees for credit card subscriptions will be approximately 3.5% of total funds invested per transaction, although credit card processing fees may fluctuate. We intend to pay these fees and will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks. We estimate that approximately 70% of the gross proceeds raised in this offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in “Use of Proceeds.” Upon closing, funds tendered by investors will be made available to us for our use.

The minimum investment in this offering is 45 Class B Shares, or $351.90, plus the StartEngine processing fee of 3.5%.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount, including the StartEngine processing fee, that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

We have entered into an Escrow Services Agreement with Prime Trust LLC (the “Escrow Agent”) and StartEngine Primary. Investor funds will be held by the Escrow Agent pending closing or termination of the offering.  All subscribers will be instructed by us or our agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. We may terminate the offering at any time for any reason at our sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

Prime Trust is not participating as an underwriter or placement agent or sales agent of this offering and will not solicit any investment in us, recommend our securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of Prime Trust’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of us or this offering. All inquiries regarding this offering or escrow should be made directly to us.

In the event that we terminate the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

Pursuant to our agreement with StartEngine Primary, 6% of the total funds received into escrow will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 180 days following the close of the offering. 60 days after the close of the offering, 4% of the deposit hold will be released to us. The remaining 2% will be held for the final 120 days of the deposit hold. After such further 120 days, the remaining 2% will be released to us. Based on the assumed maximum amount that we might owe StartEngine Primary, we estimate the deposit hold could be for up to $420,000.

StartEngine Secure, LLC, an affiliate of StartEngine Primary, will serve as transfer agent to maintain stockholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our stockholder register.

In the event that it takes some time for us to raise funds in this offering, we will rely on income from sales, funds raised in any offerings from accredited investors.

Forum Selection Provision.

The subscription agreement provides that the State of Idaho, is the exclusive forum for all actions or proceedings relating to the subscription agreement. However, this exclusive forum provision does not apply to actions arising under the federal securities laws.  See “Risk Factors - The subscription agreement includes an exclusive venue provision.”

No Selling Shareholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to us.

Investor Perks

To encourage participation in the Offering, we are providing specific perks for investors who invest a minimum of $1,000 in this offering.  Additional perks, including Bonus Shares, are available for investments of greater amounts. We are of the opinion that these perks do not have any cash value and do not alter the sales price or cost basis of the securities in this offering. Instead, the perks are a “thank you” to investors that help us achieve our mission. However, it is recommended that investors consult with a tax professional to fully understand any tax implications of receiving any perks before investing. The table below presents the investment level to receive the stated perk:

Investment Amount	Rewards
$1,000-$4,999	•Lifetime VIP discount of 10% on all purchases through the xcraft.io website.*
$5,000 - $9,999	•Lifetime VIP discount of 10% on all purchases through the xcraft.io website.* •5% Bonus Class B Shares. •Maverick Drone.**
$10,000 - $24,999	•Lifetime VIP discount of 10% on all purchases through the xcraft.io website.* •10% Bonus Class B Shares. •Custom-designed Maverick Drone.**
$25,000+

•Lifetime VIP discount of 10% on all purchases through the xcraft.io website.*

•15% Bonus Class B Shares.

•Custom-designed Maverick Drone.**

•Private zoom call with our chief executive officer and one or more of our high profile supporters.

*Products may not be purchased for resale. **Drones expected to be shipped within 8 weeks following the closing of an investor’s investment.

USE OF PROCEEDS

We estimate that, at a per share price of $7.82, the net proceeds from the sale of the 895,140 Class B Shares in this offering will be approximately $6,584,745, after deducting the estimated offering expenses of approximately $415,250 (including, payment to StartEngine and other Offering expenses).

The table below shows the estimated net proceeds we would receive from this offering assuming the sale of 25%, 50%, 75% and 100% of the Class B Shares we are offering. There is no guarantee that we will be successful in selling any of the Class B Shares we are offering.

	25%	50%	75%	100%
Shares Sold in this Offering	223,785	447,570	671,355	895,140
Gross Proceeds	1,749,999	3,499,997	5,249,996	6,999,995
Offering Expenses(1)	211,812	279,625	347,437	415,250
Net Proceeds	1,538,186	3,220,372	4,902,559	6,584,745

The table below sets forth the manner in which we intend to use the net proceeds we receive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Class B Shares we are offering. All amounts listed below are estimates.

	25%	50%	75%	100%
R&D and Production	$400,000	$900,000	$1,500,000	$1,800,000
Marketing and Sales	$200,000	$600,000	$1,200,000	$2,300,000
Liability Reduction	$270,641	$541,282	$811,923	$1,082,564
Working Capital	$667,545	$1,179,090	$1,390,636	$1,402,181
TOTAL	$1,538,186	$3,220,372	$4,902,559	$6,584,745

The liability reduction amount referred to in the tables above, include, $64,188 due under outstanding credit cards as of August 20, 2020, $382,376 due under various outstanding loans and lines of credit as of August 20, 2020, $166,000 in accounts payables, and $470,000 in refunds to participants in our KickStarter Campaign that we conducted in 2015, to whom we did not deliver products.   See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Debt”.

We reserve the right to change the above use of proceeds if management believes it is in our best interests.

The allocation of the net proceeds of this offering set forth above represents our estimates based upon our current plans, assumptions we have made regarding the industry, general economic conditions and our future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that we do not raise the entire amount we are seeking, then we may attempt to raise additional funds through private offerings of our securities or by borrowing funds. We do not have any committed sources of financing.

OUR BUSINESS

This discussion should be read in conjunction with the other sections of this Offering Circular, including "Risk Factors," "Use of Proceeds," “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Financial Statements attached and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Offering Circular.

Summary

We are a US drone company founded in September of 2014.  Our mission is to develop powerful flying robots that change the world. We have a passion for technology, a passion for flight, and a passion for doing good in the world.

We believe there is a need for quality, American-made drones at cost-competitive prices.  We also believe there is a need for advanced technologies to support the upcoming Urban Air Mobility (UAM) space.

Our Business Model

We are heavily R&D-focused  Our business model is two-fold:  We develop new UAV solutions for customers on a contract basis, and we develop, license and sell our own products.

Business Evolution

We have evolved from a strict product focus to an application focus.  We let the market need drive our development.  Broadly, we develop autonomous flight solutions for five different verticals:

1.Public Safety/Security

2.Geo-Spatial/Agriculture

3.Energy

4.Government/Military

5.Urban Air Mobility

Sales and Distribution

We generate revenue through two channels – custom development and direct sales.  When we develop new technology for a contract customer, we seek to maintain our rights in the designs and other intellectual property so we can produce and sell the end product through other channels.  Our primary sales strategy is B2B and B2G(Government) although some B2C still exists.

Our Products

Existing products:

•Shadow – Tethered UAS

•X2Q – Hybrid VTOL

•Maverick -Small tactical ducted-rotor UAS

Products in Developments

•Matrix – Fully Autonomous 2 kg payload UAS and landing “Nest”

•PANADRONE – Fully Autonomous Tethered UAS

•KesTRL – Extended Range Hybrid VTOL

Government Regulation

The UAV industry is new and therefore the regulatory environment is quite fluid.  Some regulations exist but the laws continue to evolve.

As a manufacturer of consumer products, we are subject to significant government regulations, including, in the United States, those issued under the Consumer Products Safety Act, as well as those issued under product safety and consumer protection statutes in our international markets.

The regulation of small UAS for commercial use in the United States is undergoing substantial change and the ultimate treatment is uncertain. In 2006, the Federal Aviation Administration (the “FAA”) issued a clarification of its existing policies stating that, in order to engage in commercial use of small UAS in the U.S. National Airspace System, a public operator must obtain a  Certificate of Authorization (a “COA”) from the FAA, to fly in restricted airspace. The FAA’s COA approval process requires that the public operator certify the airworthiness of the aircraft for its intended purpose, that a collision with another aircraft or other airspace user is extremely improbable, that the small unmanned aircraft system complies with appropriate cloud and terrain clearances and that the operator or spotter of the small unmanned aircraft system is generally within one half-mile laterally and 400 feet vertically of the small unmanned aircraft system while in operation. Furthermore, the FAA’s clarification of existing policy stated that the rules for radio-controlled hobby aircraft do not apply to public or commercial use of small UAS.

On February 14, 2012, the FAA Modernization and Reform Act of 2012 was enacted, establishing various deadlines for the FAA to allow expanded use of small UAS for both public and commercial applications. On June 21, 2016, the FAA released its final rules regarding the routine use of certain small UAS (under 55 pounds) in the U.S. National Airspace System pursuant to the act. The rules, which became effective in August 2016, provide safety regulations for small UAS conducting non-recreational operations and contain various limitations and restrictions for such operations, including a requirement that operators keep UAS within visual-line-of-sight and prohibiting flights over unprotected people on the ground who are not directly participating in the operation of the UAS.

In addition, there exists public concern regarding the privacy implications of U.S. commercial and law enforcement use of small UAS. This concern has included calls to develop explicit written policies and procedures establishing usage limitations.

We have been active in lobbying activities to help ensure favorable laws are adopted.

Intellectual Property

We hold United States trademarks for “xCraft,” “X PlusOne” and “PhoneDrone Ethos,” and have pending trademark applications for “Matrix”, “Aspire” and “PANADRONE”.

We have been issued the following United States patents over various aspects of our technology:

•High Speed VTOL Multirotor Aircraft (Patent No. US 9,994,313)

•UAV With Detachable Computing Device (Patent No. US 9,738,380)

•UAV With Detachable Computing Device (Patent No. US 10,479,500)

We have a pending patent application for a UAV Vehicle Mounted Drone Port, Drone, and Integrated Communication System (Application No. 62/739,472).

Competitors

There are several companies that build and sell competing UAS products.  Most notable among them is Chinese-based, DJI.  DJI’s products serve mostly the consumer market but also several key verticals in the commercial space including public safety and cinematography.  DJI has recently struggled to overcome a broad distrust, especially in US and (Non-Chinese) government markets over security and privacy issues.  We see this as an opportunity to capitalize since our products are developed and manufactured in the USA.

Another, more direct US competitor is Skydio. Skydio builds UAS products with advanced obstacle avoidance and image tracking capability.  These vehicles serve a target niche in the consumer and public safety space.  Other competitors include France-based Parrot, AeroVironment, and Birds Eye View Robotics.   See “Risk Factors - We face significant market competition.”

Employees

We currently employ 3 full-time and 3 part-time employees as well as several contractors.

Property

We lease approximately 2,700 square feet of office space at 418 E Lakeside, STE 08, Coeur d’Alene, Idaho, 83814.  We have a month-to-month lease.  Our monthly rent is $1,000 through June 2020, and $2,750 thereafter.

Legal Proceedings

We are not involved in any litigation, and our management is not aware of any pending or threatened legal actions relating to our intellectual property, conduct of our business activities, or otherwise.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for (a) the twelve-month period ended December 31, 2019 (the “ 2019 Annual Period ”), compared to the twelve-month period ended December 31, 2018 (the “ 2018 Annual Period ”), and (b) the six-month period ended June 30, 2020 (the “ 2020 Interim Period ”), compared to the six-month period ended June 30, 2019 (the “ 2019 Interim Period ”).  This discussion should be read in conjunction with our consolidated financial statements and the related notes included in this offering statement.

Overview

We were formed as an Idaho limited liability company named Xcraft Enterprises, LLC, on September 23, 2014, and converted into a Delaware corporation on February 28, 2017.  Our headquarters are located in Coeur d’Alene, Idaho. We manufacture and market drones for both recreational and commercial use.

Results of Operation

2019 Annual Period Compared to 2020 Annual Period

Revenue

For the 2019 Annual Period , our revenue was $680,677, compared to $1,051,970 for the 2018 Annual Period ..  The decrease in revenue during 2019, is primarily attributable to the loss of a significant customer.

Cost of Sales

For the 2019 Annual Period , our cost of sales was $13,458, compared to $31,081for the 2018 Annual Period ..  The increase in cost of sales for the 2019 Annual Period , primarily resulted from our increase in revenue.

Gross Profit

For the 2019 Annual Period , our gross profit was $667,219, compared to $1,020,889 or the 2018 Annual Period ..  The decrease in gross profit for the 2019 Annual Period , primarily resulted from our decrease in revenue.

Operating Expenses

Our operating expenses consist of general and administrative expenses, sale and marketing expenses, and research and development expenses.  For the 2019 Annual Period , our operating expenses were $1,414,590, including, $1,153,711 for general and administrative expenses, $97,583 for sales and marketing expenses, and $163,215 for research and development expenses.  For the 2018 Annual Period , our operating expenses were $1,272,069, including, $1,096,495 for general and administrative expenses, $32,035 for sales and marketing expenses, and $143,539 for research and development expenses.

Operating Loss

Our net operating loss for the 2019 Annual Period , was $747,290, compared to $251,180 for the 2018 Annual Period.  The increase in operating loss  for the 2019 Annual Period , is primarily the result of a decrease in revenue and an increase in sales and marketing expenses.

Other Income and Expenses

We had a total of $60,434 in other income and expenses for the 2019 Annual Period, including, $43,134 in interest expense, $7,986 in miscellaneous expenses, and $9,314 recognized as a gain upon the forgiveness of certain debt.   We had a total of $12,021 in other income in expenses for the 2018 Annual Period, including $5,654 in interest expense, and $6,367 in miscellaneous expenses.

Net Loss

We had a net loss of $807,724 during the 2019 Annual Period compared to a net loss of $263,201 for the 2018 Annual Period.

2020 Interim Period Compared to 2019 Interim Period

Revenue

For the 2020 Interim Period, our revenue was $72,242, compared to $202,578 for the 2019 Interim Period.  The decrease in revenue during the 2020 Interim Period, is primarily attributable to the loss of a significant customer.

Cost of Sales

For the 2020 Interim Period, our cost of sales was $7,700, compared to $10,387 for the 2019 Interim Period.

Gross Profit

For the 2020 Interim Period, our gross profit was $64,541, compared to $192,191 or the 2019 Interim Period.  The decrease in gross profit for the 2020 Interim Period, primarily resulted from our decrease in revenue.

Operating Expenses

Our operating expenses consist of general and administrative expenses, sale and marketing expenses, and research and development expenses.  For the 2020 Interim Period, our operating expenses were $431,058, including, $403,001 for general and administrative expenses, $16,092 for sales and marketing expenses, and $11,965 for research and development expenses.  For the 2019 Interim Period, our operating expenses were $569,207, including, $439,714 for general and administrative expenses, $70,453 for sales and marketing expenses, and $59,041 for research and development expenses.   The decrease in overall expenses during the 2020 Interim Period is primarily the result of cost reduction measures taken as a result of a loss of a significant customer.

Operating Loss

Our net operating loss for the 2020 Interim Period, was $366,516, compared to $377,016 for the 2019 Interim Period.

Other Income and Expenses

We had a total of $149,413 in other income and expenses for the 2020 Interim Period, including, $21,087 in interest expense and $170,500 recognized as a gain upon the forgiveness of certain debt.  We had a total of -$31,142 in other income in expenses for the 2019 Interim Period, which was comprised solely of interest expenses.

Net Loss

We had a net loss of $217,103 during the 2020 Interim Period compared to a net loss of $408,158 for the 2019 Interim Period.

Liquidity and Capital Resources

Since our inception, we have raised over $2,000,000 through various securities offerings, which we have used for operations.  As of December 31, 2019, we had $33,392 in cash, compared to $30,823 as of December 31, 2018. We have also financed our operations through various insider loans and credit lines.  As of July 1, 2020, and excluding the proceeds of this offering, we have sufficient operating capital for approximately 3 months.

We will incur significant additional costs in developing products, and in production, marketing, sales and customer service, and intend to continue to fund our operations through funds received from our recent Regulation Crowdfunding campaign, funds received through this offering, and additional debt and/or equity financing as determined to be necessary. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results.

Debt

In December 29, 2016, in exchange for a $25,000 loan, we issued a third party a promissory note in the principal amount of $25,000 which accrues interest at a rate of 5% per annum, and is due December 31, 2020.  As of December 31, 2019, there was an aggregate of $29,479 in principal and interest outstanding under the note.  As of August 20, 2020, there was an aggregate of $30,000 in principal and interest outstanding under the note.

On February 6, 2018, we obtained a $250,000 loan with Innovate Washington.  The loan has a two year term and a variable interest rate based on the Wall Street Journal published daily rate, plus 5% adjusted on a quarterly basis. We make monthly interest only payments of $1,314.63.  As of December 31, 2019, the loan had an outstanding balance of $215,219, and as of August 20, 2020,, the balance due under the loan was $175,000. The loan is collateralized by a security interest on all of our assets.

We have an outstanding promissory note with First Interstate Bank, that accrues interest at a rate of 6.25%, and matures on June 15, 2021.  As of December 31, 2019, $16,017 was outstanding under the note and as of August 20, 2020, $8,000 was outstanding under the note.

We have a credit facility with US Bank. The advances incur interest at the Wall Street Journal prime rate plus 5% per annum. The principal balance of all advances, together with all accrued but unpaid interest on such advances and all outstanding fees and charges, are payable on demand. The line of credit is secured by an interest in all of our depository accounts, cash and any other property held by US Bank. In addition, our chief executive officer, guaranteed the line of credit. As of December 31, 2019, the balance due under this line of credit was $42,290, and as of August 20, 2020, the balance due was $41,000.

We have received a loan in the amount of $111,000 from the Small Business Association pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which accrues interest at a rate of 1% per annum.  We believe we will qualify for forgiveness of the entire loan pursuant to the CARES Act.

As of August 20, 2020, we have $64,188 outstanding under various credit cards which accrue interest at rates ranging from between between 18% and 20%.

In addition, although not characterized as debt, we intend to refund approximately $470,000 to participants in our KickStarter Campaign that we conducted in 2015, to whom we did not deliver products.

Plan of Operations

Throughout 2020, we intend to continue to focus on completing our prototypes and commercializing our drones. The table below outlines our significant goals for the next 12 months, which we anticipate will require approximately $910,000 in addition to our current cash on hand, to complete.

Estimated Completion Date	Milestone	Estimated Cost

Q3- 2020	•Deliver Panadrone Alpha Prototype System	$95,000
·
Q4-2020	•Complete Matrix UAS Development	$120,000
·
Q1-2021	•Complete Krestrel VTOL UAS Development	$235,000
·
Q2-2021	•Enter into first military contract	$450,000

The extent to which we will be able to complete the milestones outlined above is dependent upon the funds raised in this offering. If we do not raise a sufficient amount of funds in this offering, we may not incur all the costs or complete all the milestones outlined above.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth information about our executive officers and directors.

Name	Position	Age	Term of Office	Approximate Hours per week for part-time employees

JD Claridge	President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director	42	February 2017 – Present	Full Time

Ben Toews	Director	43	July 2018 – Present	N/A

There are no arrangements or understandings between our executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such.

JD Claridge, has served as our President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Director since February 2017, and prior thereto, served as the manager of our predecessor-in-interest, XCraft Enterprises, LLC, since its founding in September 2014.  As a certified pilot, electrical engineer, airframe mechanic, and Designated Engineering Representative (DER) for the FAA, Mr. Claridge has held key engineering roles at several aerospace OEMs.  In February 2013, he founded Aero Designworks, LLC, an aerospace consulting firm providing FAA designated engineering representative services for electrical systems, where he served as President and managing member between February 2013 and December 2018.

Ben Toews has served as a director since July 2018.   Since 2012, Mr. Toews has served as President and CEO of Bullet Tools, a developer and manufacturer of innovative construction solutions which sells products around the world. He also serves on the advisory board for the Idaho Small Business Development Center.  Since 2012, Mr. Toews has served as Treasurer for Heart of the City Church, and since 2013, he has served as a Board Advisor for the Idaho Small Business Development Center.  He is a graduate of Gonzaga University where he majored in Business Administration with a concentration in International Business.

We have the following advisory board members:

Elbert L. Rutan, served as a director between October 2019 and August 2020.  Mr. Rutan has founded two aircraft research firms, and has developed a large variety of groundbreaking aerospace projects, showcasing some of the most innovative and energy-efficient designs ever flown.  Time Magazine named him one of the top 100 most influential people of 2005.  Described by Newsweek Magazine as “the man responsible for more innovations in modern aviation than any living engineer,” Mr.  Rutan is an aircraft designer with a vision for the advancement of technology. In 2004, Mr. Rutan joined a highly distinguished company of innovators as the designer/developer of SpaceShipOne, the world’s first privately built manned spacecraft to reach space.   Mr. Rutan won the $10 million Ansari X Prize, a competition created to spur the development of affordable space tourism.  He is the winner of the Presidential Citizen’s Medal, the Charles A. Lindbergh Award, and is a two-time individual winner of the Robert J. Collier Trophy, awarded by the National Aeronautic Association for significant advances in aviation.   Mr. Rutan participated in the design and development of the first aircraft to circle the world non-stop without refueling. Repeating that feat, his company developed the GlobalFlyer, which broke the Voyager’s record time for a non-refueled, solo flight around the world.  His company also developed the Ultralite, an all-composite 100 mile-per-gallon show car for General Motors.

John Overby, manages the Tech Accelerator Program at Ignite Northwest. John was the first entrepreneur to start two back-to-back INC 500 companies (#13 followed by #104). He is a seasoned technology entrepreneur and former regional director of the North Idaho Small Business Development Center. He has served on many university and company boards over the years. His passion is helping high-tech entrepreneurs to rapidly build their companies in the Inland Northwest.

Nick Smoot, has founded and sold 3 technolgoy companies. Now, as the founder of Innovation Collective and Mountain Man Ventures (VC fund), he is focused on redefining how cities participate in the global economy. He is a Milken Institute Young Leader and is a member of the Young Entrepreneur Council. Mr. Smoot has been interviewed for or contributed to Bloomberg, Forbes, USA Today, Fast Company, Mashable, Virgin, LinkedIn, Inc. Magazine and Huffington Post.

Dan Franco, is a Managing Member at Airborne Tactical Solutions. He served 21 years in US Army aviation including with the 160th Special Operations Aviation Regiment, aka “Night Stalkers”. After retirement Mr. Franco served as a director at Northrop-Grumman for thirteen (13) years, followed by creating two successful aerospace companies. His hallmark is building teams/companies that synchronize leadership and technology with patriotism for the advancement of the US aerospace industry.  Mr. Franco supports numerous veterans causes and volunteers with the Civil Air Patrol as a Cadet Programs Leader.

Mark Collins, is nationally recognized for his 50+ years of service in health care and technology. He served as CEO for three corporations, followed by 22 years in executive search. In the latter role, Mr. Collins was a senior partner in Korn/Ferry International, earning the firm’s Global Client Satisfaction award. After Korn/Ferry, he built his own company in executive search and consulting. He is highly skilled in coaching business leaders and building teams.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below reflects the annual compensation of JD Claridge, our only paid executive officer or director, during the fiscal year ended December 31, 2019:

Name	Capacities in which compensation received	Cash Compensation	Other Compensation	Total Compensation
JD Claridge 418 Lakeside Avenue, Suite 8 Coeur d’Alene, ID. 83814	Chief Executive Officer, Chief Financial Officer, Secretary and Director	$171,250 (1)	$0	$171,250

(1)Represents annualized base salary of $165,000 for January through July 2019 ($96,250), and $180,000 for August through December 2019 ($75,000).

The directors do not receive any compensation for their service as directors.

We are party to an Employment Agreement dated August 1, 2017, with JD Claridge, which can be found in Exhibit 6.3 to the Offering Statement of which this offering circular is a part.  The Employment Agreement terminates on July 31, 2020.  Upon expiration of the term, Mr. Claridge’s employment will convert to at-will, unless the term is extended or we enter into a new employment agreement with Mr. Claridge.  Under the Employment Agreement, Mr. Claridge receives an annual base salary of $180,000, and is entitled to receive annual performance bonuses upon the achievement of performance milestones to be agreed upon by the Board of Directors, however, no bonuses have been declared or paid to date.  If Mr. Claridge’s employment is terminated during the term as a result of death or disability, he or his heirs shall receive his base salary over the following six months.  If there is a change of control during the term, and Mr. Claridge is terminated, without cause, or terminates his employment for good reason, before the earlier to occur of the first anniversary following the change in control and the expiration of the term of the agreement, Mr. Claridge shall be entitled to receive a lump sum severance payment equal to 3 years base salary.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our outstanding Class A Shares (which are our only voting securities) as of July 1, 2020, by (i) each person whom we know owned, beneficially, more than 10% of the outstanding Class A Shares, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

Title of class	Name and address of beneficial owner	Amount and nature of Beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class A Common Stock	JD Claridge 418 Lakeside Avenue, Ste 8 Coeur d’Alene, ID. 83814	2,333,007	300,000(1)	68.81%

Class A Common Stock	Charles F. Manning 418 Lakeside Avenue, Ste 8 Coeur d’Alene, ID. 83814	442,847		12.56%

Class A Common Stock	All directors and officers as a group (3 persons)	3,189,257	330,000(2)	90.44%

______________________

(1)Shares issuable pursuant to an option having an exercise price of $1.70 per share, all of which are exercisable.

(2)Includes 300,000 shares issuable pursuant a fully vested option having an exercise price of $1.70 per share, and 30,000 shares issuable pursuant to a fully vested option having an exercise price of $3.56 per share.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During 2016, JD Claridge, our sole officer and a director, loaned XCraft Enterprises, LLC, our predecessor-in-interest, an aggregate of $18,757 for operational expenses. These advances did not accrue interest and were due on demand. All amounts were repaid in July 2017.

In December 2016, Philip Burks a stockholder and former director, provided XCraft Enterprises, LLC, with a $100,000 revolving line of credit pursuant to a Revolving Loan Agreement, having an interest rate of 6.5% per annum, which line of credit was secured by 200,000 Class A Shares owned by Mr. Claridge.  In May 2019, Mr. Burks, provided us with a $50,000 revolving line of credit pursuant to Revolving Loan Agreement, having an interest rate of 6.5% per annum, which line of credit was secured by one of our then pending patent applications.  We drew various amounts down from such credit lines and settled them pursuant to the Settlement Agreement described below.

On June 22, 2017, we issued Charles F. Manning a warrant to purchase one Class A Share for every four shares of our common stock that become issued and outstanding as a result of the exercise of stock options or warrants awarded from any option pool authorized by us.  The maximum number of shares underlying the option is 200,000, and the warrant has an exercise price of $0.01 per share. At the time the warrant was issued, Mr. Manning was a director and holder of over 10% of our outstanding common stock.

On July 31, 2017, we loaned $86,000 to Mr. Claridge, in exchange for a non-interest bearing promissory note, which was amended on July 26, 2018, to include interest at a rate of 2% per annum commencing July 31, 2017.  All principal and accrued interest under note is due on December 31, 2022. As of July 1, 2020, $67,467 in principal and interest was outstanding under the note.

In February 2018, we entered into an Operating Agreement and Contribution Agreement with Phirst Technologies, LLC, a Texas limited liability company, pursuant to which we contributed one of our provisional patent applications in exchange for a 25% ownership interest in Phirst.  At the time the agreements were entered into, Mr. Burks, was one of our directors, and a manager and the beneficial owner of over 20% of the membership interests of Phirst.  On March 1, 2018, we entered into an engineering agreement with Phirst, pursuant to which we were to receive $750,000 from Phirst, upon the achievement of certain milestones related to the manufacturing, delivery and testing of drone products. As of August 31, 2018, we had received $450,000 in payments from Phirst, however, certain disputes arose between us, on the one hand, and Mr.  Burks and Phirst, on the other hand, related to the agreement and the amounts outstanding under the credit lines extended to us by Mr. Burks.  In February 2020, we entered into a Confidential Settlement Agreement and General Release with Phirst and Mr. Burks, pursuant to which in exchange for mutual releases of claims, we assigned our ownership interest in Phirst to Mr. Burks, Mr. Burks forgave all outstanding amounts due under the revolving loan agreements, and Mr. Burks and Phirst paid us $22,533.08.

In August 2017, we entered into an Employment Agreement with JD Claridge, which can be found in Exhibit 6.3 to the Offering Statement of which this offering circular is a part.  The Employment Agreement terminates on July 31, 2020.  Upon expiration of the term, Mr. Claridge’s employment will convert to at-will, unless the term is extended or we enter into a new employment agreement with Mr. Claridge.  Under the Employment Agreement, Mr. Claridge receives an annual base salary of $180,000, and is entitled to receive annual performance bonuses upon the achievement of performance milestones to be agreed upon by the Board of Directors, however, no bonuses have been declared or paid to date.  If Mr. Claridge’s employment is terminated during the term as a result of death or disability, he or his heirs shall receive his base salary over the following six months.  If there is a change of control during the term, and Mr. Claridge is terminated, without cause, or terminates his employment for good reason, before the earlier to occur of the first anniversary following the change in control and the expiration of the term of the agreement, Mr. Claridge shall be entitled to receive a lump sum severance payment equal to 3 years base salary.

SECURITIES BEING OFFERED

In this offering, we are offering to investors Class B Common Stock.

Our authorized capital stock consists of (a) 12,000,000 shares of common stock, having a par value of $0.0001 per share, of which 5,000,000 shares are designated as “Class A Voting Common Stock” (the “Class A Shares”), 5,000,000 shares are designated as “Class B Non-Voting Common Stock” (the “Class B Shares,” and sometimes together with the Class A Shares, the “Common Stock”), and (b) 2,000,000 shares of blank check preferred stock, none of which have been authorized for issuance.  As of July 1, 2020, we had 3,526,250 Class A Shares outstanding, and 944,474 Class B Shares outstanding.

As of July 1, 2020, we had an outstanding warrant to purchase 7,000 Class B Shares having an exercise price of $1.70 per share, and a warrant to purchase 200,000 Class A Shares having an exercise price of $0.01 per share. In addition, as of July 1, 2020, we had options outstanding to purchase 413,418 Class A Shares, 353,418 of which have an exercise price of $1.70 per share, and 60,000 of which have an exercise price of $3.56 per share.

The rights of holders of our Common Stock are governed by our Certificate of Incorporation.  Our Certificate of Incorporation may be amended by our Board and by the vote of the holders of a majority of the outstanding Class A Shares, to increase the number of authorized shares of Common Stock, or the authorized number of shares of any class of Common Stock and there is no limit on the number of shares of Common Stock, or any class of Common Stock, that may be authorized and issued. The Board of chief executive officers, with the approval of the holders of the Class A Shares, may also amend the Certificate of Incorporation to create one or more series of preferred stock that have rights, preferences and privileges senior to the rights, preferences and privileges of the Common Stock.

The holders of Common Stock, regardless of class, will be entitled to receive pro rata dividends, if any, declared by our Board out of legally available funds, based on the number of shares of Common Stock that they hold, bears to the total number of outstanding shares of Common Stock, however, subject to any preferential right of the holders of any preferred stock that may be authorized and issued in the future. Upon liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share ratably in all assets that are legally available for distribution, however, subject to any preferential right of the holders of any preferred stock that may be authorized and issued in the future.

The holders of Class A Shares are entitled to one vote per share.  The holders of Class B Shares have no voting rights, except as provided under Delaware law, which include the right to vote on an amendment to our Certificate of Incorporation if the amendment would increase or decrease the par value of the Class B Shares, or alter or change the powers, preferences, or special rights of the Class B Shares, so as to affect them adversely, in which case the holders of Class B Shares would have the right to approve the same, voting as a separate class, with each Class B Share representing one (1) vote.

The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights.

Exclusive Venue

Our subscription agreement includes a forum selection provision that requires any claim against us based on the subscription agreement not arising under the federal securities laws, to be brought in a court of competent jurisdiction in the State of Idaho. This forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. We have adopted this provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on our operations.

X CRAFT ENTERPRISE, INC.

FINANCIAL STATEMENTS FOR THE YEARS ENDED

DECEMBER 31, 2019 AND 2018

XCRAFT ENTERPRISES, INC.

        INDEPENDENT AUDITORS' REPORT

To the Shareholders of

XCraft Enterprises, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of XCraft Enterprises, Inc. which comprise of the balance sheets as of December 31, 2018 and 2019, and the related statements of income, shareholder's equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial  Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above previously present fairly, in all material respects, the financial position of XCraft Enterprises, Inc., as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Pembroke Pines, Florida

April 6 , 2020

XCRAFT ENTERPRISES, INC.

BALANCE SHEETS
DECEMBER 31, 2019 AND 2018

Assets
Current assets	2019	2018
Cash	$ 33,392	$ 30,823
Accounts receivables	47,450	163,850
Inventory	62,816	62,816
Other current asset	283,048	340,133
Total current assets	426,706	597,622

Property and equipment, net	28,317	33,859
Intangible assets, net	85,187	70,462
Related party receivables	68,432	67,793
Other assets	3,051	3,050
Total assets	$ 611,692	$ 772,786

Liabilities and stockholders' deficit
Current liabilities
Accounts payables and accrued expenses	$ 347,970	$ 170,250
Deferred revenue	536,722	537,841
Line of credit	191,469	140,999
Note payable - current	57,723	55,889
Total current liabilities	1,133,884	904,979
Note payable - net of current	198,513	228,526
Total liabilities	1,332,397	1,133,505

Commitment and contingencies

Stockholders' Deficit
Class A voting stock	353	353
Class B voting stock	68	68
Additional paid in capital	2,283,668	1,835,930
Accumulated deficit	(3,004,794)	(2,197,070)
Total stockholders' deficit	(720,705)	(360,719)
Total liabilities and stockholders' deficit	$ 611,692	$ 772,786

The accompanying notes are an integral part of these financial statements.

XCRAFT ENTERPRISES, INC.

STATEMENT OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
Revenues	$ 680,677	$ 1,051,970

Cost of sales	13,458	31,081

Gross profit	667,219	1,020,889

Operating Expenses:
General and administration	1,153,711	1,096,495
Sales and marketing	97,583	32,035
Research and development	163,215	143,539
Total operating expenses	1,414,509	1,272,069

Operating loss	(747,290)	(251,180)

Other (income)expenses:
Interest expense	43,134	5,654
Other expense	7,986	6,367
Gain on settlement	(9,314)	-
Other income	-	-
Total Other (income)expenses	60,434	12,021

Net loss	$ (807,724)	$ (263,201)

The accompanying notes are an integral part of these financial statements.

XCRAFT ENTERPRISES, INC.

STATEMENT OF SHAREHOLDER'S EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2019

	Class A - Common		Class B - Common
	Shares	Amount	Shares	Amount	Additional Paid - in - Capital	Accumulated Deficit	Total Shares Deficit
Balance at 12/31/2017	3,526,250	$ 353	647,339	$ 65	$ 1,579,183	$ (1,933,869)	$ (354,268)
Common stock issued			32,097	3	294,828		294,831
Common stock issuance costs					(38,081)		(38,081)
Net loss						(263,201)	(263,201)
Balance at 12/31/2018	3,526,250	$ 353	679,436	$ 68	$ 1,835,930	$ (2,197,070)	$ (360,719)
Common stock issued			265,038	27	447,711		447,738
Net Loss						(807,724)	(807,724)
Balance at 12/31/2019	3,526,250	$ 353	944,474	$ 95	$ 2,283,641	$ (3,004,794)	$ (720,705)

The accompanying notes are an integral part of these financial statements.

XCRAFT ENTERPRISES, INC.

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2019

	2019	2018
CASHFLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (807,724)	$ (263,201)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	12,222	12,222
Amortization	6,390	6,390
Stock based compensation	-	294,828
Change in operating assets and liabilities
Accounts receivables	116,399	(163,850)
Inventory	-	(4,800)
Other current liabilities	-	(334,658)
Accounts payables	200,235	(75,199)
Deferred revenues	(1,119)	9,900
Net cash used in operating activities	(499,246)	(518,368)

CASHFLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(6,679)	(6,356)
Sale of property and equipment	-	26,031
Purchase of intangible assets	(14,725)	(11,042)
Related party receivables	(639)	639
Net cash (used) / provided by investing activities	(22,044)	9,272

CASHFLOWS FROM FINANCING ACTIVITIES:
Proceeds (repayments) -line of credit	50,470	140,999
Repayment - notes payables	-	(7,183)
Proceeds from loan	-	237,133
Proceeds from sale of common stock	447,738	114,265
Offering costs	-	(38,081)
Net cash provided by financing activities	498,208	447,133

Change in cash and cash equivalents	2,569	(61,963)
Cash and cash equivalents, beginning of year	30,823	92,786
Cash and cash equivalents, end of year	$ 33,392	$ 30,823

Supplemental disclosure of cash flow information
Cash paid for interest	$ 43,134	$ 5,654

The accompanying notes are an integral part of these financial statements.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 1 –DESCRIPTION OF BUSINESS

XCraft Enterprises, Inc. was formed on September 23, 2014 ("Inception") as XCraft Enterprises, LLC. On February 28, 2017, the Company converted to a Delaware Corporation. The Company's headquarters are located in Coeur d'Alene, Idaho. The financial statements of XCraft Enterprises, Inc. (the Company).

The Company has developed uniquely designed Unmanned Aerial Vehicles ("UAV" or "Drones") which are specifically engineered to deliver vertical take-off and landing, and high efficiency and speed in their in flight performance.

NOTE 2 –SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Preparation

The Company's financial statements presented are prepared in accordance with the accounting principles generally accepted in the United States of America.

Use of estimates

The preparation of the financial statements in conformity with the accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to estimates and assumptions include the carrying value of fixed asset and accounts receivables. Actual results could differ significantly from such estimates.

Cash and cash equivalents

Cash and cash equivalents consist of demand deposits at banks and highly liquid deposits at banks with an original maturity of three months or less.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Account receivables

Accounts receivable are recorded at invoiced amounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable balance. The Company historically has had substantially all of their accounts receivable paid in full.

Fixed asset

Fixed assets are recorded as cost. Major improvements and betterments are capitalized while maintenance, repairs and minor renewals are charged to expense as incurred. Upon sale or retirement of depreciable property, the related cost and accumulated depreciation are removed from the accounts and resulting gains or losses are recognized in operations. Depreciation is computed on the straight line method.

Inventories

Inventories consist primarily of finished good products which consist primarily of Drones. Inventories are recorded at the lower of cost or market, using the first in first out method (FIFO). As of December 31, 2019 and 2018 inventories was $62,816 and $62,816, respectively.

The Company has expended $285,800 for deposits on inventory which are included in other current assets in the accompanying balance sheets. Upon receipt of such inventory amounts paid will be reclassified to inventory.

Intangible Assets

Intangible assets are amortized over the respective estimated lives, unless the lives are determined to be indefinite and reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. Impairment testing companies compares carrying values to fair values and, when appropriate, the carrying value of these assets is reduced to fair value. Impairment charges, if any, are recorded in the period in which the impairment is determined.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Intangible Assets (Continued)

The Company capitalizes patent filing fees, and it expenses legal fees, in connection with internally developed pending patents. The Company also will capitalize patent defense costs to the extent these costs enhance the economic value of an existing patent. Patents are amortized over the expected period to de benefited, not to exceed the patent lives, which may be as long as 15 years. As at December 31, 2019 and 2018, Intangible assets was $85,187 and $70,462, respectively. Amortization expense related to patent was $6,390 and $6,390, respectively.

Impairment of Long-Lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable.

For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value.

Software

The Company applies the principle of ASC 985-20, Software Costs of Computer Software to Be Sold. ASC 985-20 requires that software development costs incurred in conjunction with product development be charged to research and development expense until technological feasibility is established When the software is part of a product or process, not only does technological feasibility need to be established, but the associated hardware must also be out of the development stage. Software development costs include payments made to independent  software developers under development agreements, as well as direct costs incurred internally. With our current technology, technological feasibility of the underlying software is not established until substantially all product development and testing is complete, which generally includes the development of a working model. Prior to a product's release, if and when we believe capitalized costs are not recoverable, we  expense the amounts as part of cost of sales . To date, management has not capitalized any such costs.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Product Warranty Costs

The Company provides 30 day warranties only to ensure its products are free from defects in material or workmanship and is subject to the Company's return policy. We also provide an optional 6-month extended warranty on the motor. In estimating its future warranty obligations, the Company considers various relevant factors, including the Company's stated warranty policies and practices, the historical frequency of the claims and the cost to replace or repair its products under warranty. Historically, extended warranty sales have been negotiable, warranty costs have been minimal and the related expense has been recorded at the time the warranty service is performed; accordingly, no warranty reserve has been recorded at December 31, 2019 and 2018.

Accounting for Convertible Notes and Securities with Beneficial Conversion Features

The Company reviews the terms of convertible debt and equity instruments it issues to determine whether there arc derivative financial instruments, including an embedded conversion option that is required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where a host instrument contains more than one embedded derivative instrument, including a conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense, using the effective interest method.

Revenue Recognition

The Company recognizes revenue related to sales of products (i) persuasive evidence of an arrangement exists. (ii} delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or detem1inable. and (iv) collectability is reasonably assured. The Company typically records revenues when the product is shipped to the customer. Taxes collected from customers and remitted to  governmental authorities are presented in the statements of operations on a net basis .

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition (Continued)

Revenue recognition is deferred in all instances where the earnings process is incomplete based on the criteria listed above. Management provides for sales returns and allowances in the same period as the related revenues are recognized. Management bases their estimates on historical experience.

The Company  has undertaken  various  pre-sale  crowd funding  campaigns  and  pre-sales  through  the Company's website. The pre-sale of our products through a crowd funding campaign or our website are deferred until the related product is shipped For the years ended December 31, 2019 and 2018, the Company deferred $536,722 and $537,841, respectively of such pre-sales and included this in deferred revenue in the accompanying balance sheets.

Shipping and Handling Costs

Costs incurred for shipping and handling are included in cost of sales at the time the related revenue is recognized. Amounts billed to a customer for shipping and handling are reported as an  increase  in revenue.

Advertising

The Company expenses the cost of advertising and promotions as incurred. Advertising expenses for the years ended December 31, 2019 and 2018 was $20,412 and $32,035.

Research and Development

We incur research and development costs during the process of researching and developing our technologies and future offerings. Our research and development costs consist primarily of third-party product design consultants. We expense these costs as incurred until the resulting product has been completed, tested, and made ready for commercial use.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock Based Compensation

The Company accounts for stock options issued to employees under ASC 718  Share-Based  Payment. Under ASC 718, share-based compensation cost to employees is measured at the grant dale. based on the estimated fair value of the award. and is recognized as expense over the employee's requisite vesting  period. The fair value of each stock option or warrant award is estimated on the dale of grant using the Black -Scholes option valuation model.

The Company measures compensation expense for its non-employee stock-based  compensation  under ASC 505 Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the value of the Company's common stock, option, or warrant on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. Stock-based compensation totaling $0 and $294,828 was included in general and administration expense for the years ended December 31, 2019 and 2018, respectively.

Income taxes

The Company will be taxed as a corporation. Accordingly, the Company applies ASC 740 Income Taxes ("AS C 740"). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income taxes (continued)

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only  if it  is "more likely than not" that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to U.S . Federal, state and local income tax examination ns by tax authorities for all periods since Inception . The Company currently is not under examination by any tax authority.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy. Balances are insured by the  Federal  Deposit Insurance Corporation up to $250,000. At rimes, the Company maintains balances in excess of the federally insured limits.

The Company had one customer that made up 92% of revenue in 2019 and 2018. Because the Company is focused on commercial applications in the future and not retail applications which make up these concentrations, the Company does not believe the loss of one or more of these customers will have a material impact on the Company.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update (ASU) issued ASU 2016-02, Leases (Topic 842), which provides guidance for accounting for leases. The new guidance requires companies to recognize the assets and liabilities for the rights and obligations created by leased assets. The accounting guidance for lessors will remain relatively largely unchanged. In January 2018, the FASB issued ASU 2018-01, Leases (Topic 842), which provides an optional transition practical expedient for the adoption of ASU 2016-02 that, if elected, would not require an organization to reconsider their accounting for existing land easements that are not currently accounted for under the old leases standard and clarify that new or modified land easements should be evaluated under ASU 2016-02, once an entity has adopted the new standard. ASU 2016-02 and ASU 2018-01 are effective for annual and interim periods beginning after December 15, 2018. Early adoption is permitted. Management is currently evaluating the effect the adoption of this amendment will have on the financial statements.

Fair Value Measurements

The Company reports its fair value measures using a three-level hierarchy that prioritizes the inputs used to measure fair value. This hierarchy, established by GAAP, requires that entities maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of inputs used to measure fair value are as follows:

•Level 1. Quoted prices for identical assets or liabilities in active markets to which the organization has access at measurement date.

•Level 2. Inputs other than quoted prices included in level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include:

I.quoted prices for similar assets or liabilities in active markets;

II.quoted prices for identical or similar assets in markets that are not active;

III.observable inputs other than quoted prices for asset or liability (for example, interest rates and yield curves); and

IV.inputs derived principally from, or corroborated by, observable market data by correlation or by other means.

•Level 3. Unobservable inputs for asset or liability. Unobservable inputs should be used to measure the fair value to the extent that observable inputs are not available.

When available the Company measures fair value using level 1 inputs because they generally provide the most reliable evidence of fair value. The primary use of fair value measures in the  financial statements is the initial measurement of cash and cash equivalents, accounts receivables, fixed assets and long lived assets.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 3 — FIXED ASSET

                                                                                              2019                                                    2018

Furniture and fixtures	$ 11,335	$ 4,696
Computers and software	22,454	22,454
Demo units	18,073	18,032
Tolls and equipment	34,524	34,524
Marketing displays	6,168	6,168
Total Fixed Asset	92,554	85,874
Accumulated Depreciation	(64,237)	(52,015)
	$ 28,317	$ 33,859

Depreciation expense for the years ended December 31, 2019 and 2018 was $12,222 and $12,222.

NOTE 4 — DEBT

Promissory Note

On December 29, 2016, in exchange for a $25,000 loan, the Company issued a third party a promissory note in the principal amount of $25,000 which accrues interest at a rate of 5% per annum, and is due December 31, 2020.  As of December 31, 2019, there was an aggregate of $29,479 in principal and interest outstanding under the note.

On June 30, 2017. the Company entered into a promissory note with a bank with a principal amount of $35,000 at 6.25% interest per annum with the balance and accrued interest due upon maturity of June 15, 2018. This loan was used to satisfy the balance on the line of credit for which was with the same bank. On June 12, 2018. the maturity date was extended to June 15, 2021 with monthly payments of $913. As of December 31, 2019 and 2018, $16,017 and $22,092 of this note is classified as short and long-term. respectively.

Revolving Loan Agreement

On December 28, 2017, the Company entered into a revolving loan agreement  in which the lender agrees to lend a sum up to $100,000 from time-to-time. The unpaid principal amount of an advance shall bear interest prior to its scheduled maturity date at the prevailing market rate as agreed  upon between  the Lender and Borrower at the time of the Advance, 6.5% at December 31, 2017. Interest prior to  the scheduled maturity date shall accrue monthly  on  the  last day of  each calendar month commencing with the first of such dates to occur after the funding date and continuing  until  the scheduled  maturity  date. This agreement shall terminate on December 31, 2018. In June of  2018, the Company received  its  first funds of $50,000 from this revolving loan. The revolving loan is secured  by  200,000  of  the  Chief Executive Officers shares of Class A Common Stock common stock. As of December 31, 2019 and 2018, the company has received $150,000 and $100,000 of this revolving loan respectively.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 4 - DEBT (CONTINUED)

Line of Credit

In March 2017, the Company entered into a line of credit agreement with a financial institution. The advances incur interest at the Wall Street Journal prime rate plus 5% per annum. (4.5% at December 31, 2019 and 2018). The principal balance of all advances, together with accrued but unpaid interest on such advances and all outstanding fees and charges, shall be payable on demand. This line of credit is secured by an interest in all of the Company's depository account balances, cash and any other property now or hereafter in the possession of or under the control of the financial institution. In addition, the Company's CEO is guarantor under the line of credit. As of December 31, 2019 and 2018, the balance for this line of credit was $42,290 and $40,999, respectively.

On February 6, 2018, the Company entered into a working capital loan for the amount of $250,000 with a term of two years and a variable interest rate based on the Wall Street Journal published daily rate plus 5% adjusted on a quarterly basis and fees of $3,750 due at closing. The loan was collateralized by a perfected second lien interest on all Company assets. The Company has drawn on all funds related to this loan. As of December 31, 2019 and 2018, the loan has outstanding balance of $215,219 and $237,133, respectively.

Note payable obligations at December 31, 2019 and 2018 was as follows:

	2019	2018
Note payable to third party. Interest rate of 5% per annum. The interest is due December 31, 2020.	$ 25,000	$ 25,000

Loan with Innovate Washington, principal amount of $250,000, The loan has a two year term and a variable interest rate based on the Wall Street Journal published daily rate, plus interest of % on a quarterly basis. The maturity date of the loan with balloon payment is January 31, 2021.	215,219	237,133

Note payable with First Interstate Bank, accrued interest of 6.25% and matures June 30, 2021.	16,017	22,092

Total Note Payable Obligation	$ 256,236	$284,225
Year ending December 31,

2020	$ 55,723
2021	200,513
2022	-
2023	-
2024	-
Thereafter	-
Note Payable Obligation	$ 256,236

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 5 - COMMITMENTS AND CONTIGENCIES

Building Lease and Sublease

On June 29, 2017, the Company entered into a lease agreement for commercial space. The term of the lease is two years commencing on October 1, 2017. The monthly base rent is $1,500 for months 1-12 and $2,726 for months 13-24. The Company also agreed to deposit the first and last month of rent in the nonrefundable amount of $4,226. As of December 31, 2019 and 2018, the future minimum lease payments relating to rent on this building are $21,804 and $21,804, respectively.  Rent expense was $21,487 and $21,725 for the years ended December 31, 2019 and 2018, respectively.

Employment Agreement

Effective August 1, 2017, the Company entered into an agreement with the Company's Chief Executive Officer granting him an option to purchase 100,000 shares of common stock. He shall receive an option to purchase an additional 100,000 shares on August 1. 2018 and an additional 100,000 shares on August 1, 2019. Each tranche of options will have a ten (10) year life and vest monthly over a 1-year period. The initial option was granted at an exercise price of $l.70 per share. Each subsequent option shall be at the price per share of the most recent issuance of Company stock to a third-party . The option agreement will provide that if there is a change in control then all options will become fully vested immediately prior to the change in control. In the event of a change in control or termination, the Chief Executive Officer is entitled to severance pay in one lump sum. in cash. no later than the tenth (10th ) day following termination, in an amount equal to three (3) times the base salary then in effect.

On January 17, 2018 the Company entered into a technology, license manufacture and co-branding agreement for a term of two years and shall automatically renew for an additional 1 year term unless terminated. The agreement calls for the purchase of product at a to be agreed upon price as well as provides for licensing fees to the Company for use of their technology.

On February 1, 2018, the Company entered into a contribution agreement to acquire 25% interest of the membership interest of Phirst Technologies, LLC. The Company contributed all of its ownership interest in certain specified assets and services per the agreement in exchange for its membership interest.

On March 1, 2018, the Company entered into a non-recurring engineering agreement and purchase order commitment with Phirst Technologies, LLC. The Company is to receive a total of $750,000 if it meets certain milestones.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 6 - STOCKHOLDERS' DEFICIT

Conversion of Limited Liability Company to Corporation

Pursuant to the Company's becoming a Delaware corporation effective 1, 2017, the Company had a total of 75,000,000 shares of authorized stock, with a par value $0.0001 of per share. The founders of the LLC received 3,000,000 shares of Class A Common Stock based on their pro-rata ownership in the LLC of 30,000 units.

Conversion of Limited Liability Company to Corporation (Continued)

On June 17, 2017, the Company filed amended and restated the articles of incorporation with the state of Delaware. The amended and restated articles designated that out of the 75,000,000 shares of stock authorized to be issued by the Company, 15,000,000 shares will be Preferred Stock, par value $0.0001 per share, 40,000,000 shares will be designated Class A Voting Common Stock, par value $0.0001 per share, and 20,000,000 shares shall be designated Class B Non-Voting Common Stock, par value $0.0001 per share. Except for voting rights, Class A and Class B Common Stock have identical rights and preferences.

On July 27, 2018, the Company filed a second amended and restated articles of incorporation with the state of Delaware. The second amended and restated decrease the number of shares of stock authorized to be issued by the Company to be issued by the Company to 12,000,000 consisting of 2,000,000 shares of Preferred Stock, par value $0.0001 per share, 5,000,000 shares of Class A Common Stock (..Class A Common Stock'"), par value S0.0001 per share and 5.000.000 shares of C lass B Non-Voting Common Stock ('"C lass B Common Stock"), par value $0.0001 per share. The Class A Common Stock shall be entitled to one vote for each share on each matter voted on at the shareholders' meetings, and, except as may be otherwise required by applicable law, the Class B Common Stock shall have no voting rights and is not entitled to vote separately on a plan of merger or a plan of conversion. Except for voting rights. Class A and B Common Stock have identical rights and preferences.

Common Stock Issuance and Sale of LLC Units

On February 14, 2017, the Company received $200,000 in proceeds from a third-party in exchange for 2,000 LLC units which converted to 200,000 shares of Class A Common Stock on March 1, 2017.

During 2017, the Company issued 17,928 shares of Class B Common Stock as compensation valued at $1.70 per share. These shares were issued for services to both an outside vendor and employees . The Company valued the common stock based on the most recent sales of common stock to third parties.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 6 - STOCKHOLDERS' DEFICIT (CONTINUED)

Common Stock Issuance and Sale of LLC Units (continued)

The Company commenced a Regulation Crowd funding offering through StartEnginc, a funding portal registered with the US Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority (FINRA). The Company sold265,038 and 32,097 of Class B Common Stock for gross proceeds of $447,738 and $294,831 for the years ended December 31, 2019 and 2018 respectively.

Equity Incentive Plan

On February 28, 2017, the Company authorized the 2017 Equity Incentive Plan ( which may be referred to as the '"Plan"). The Company reserved 600,000 shares of its Class A Common Stock pursuant to the Plan. which pro, des for the grant of shares of stock options. stock appreciation rights, and stock awards (performance shares) to employees, non-employee directors, and non-employee consultants. The option exercise price generally may not be less than the underlying stock's fair market value at the date of  the grant and generally have a term of four years. The amounts granted each calendar year to an employee or nonemployee is limited depending on the type of  award. As of  December 31, 2019 and 2018,  107,500 shares are still available to be issued under the Plan.

Stock Options

The Company granted 272,000 stock options under the Plan to various employees with a total grant date fair value of approximately $369,208. The granted options had an exercise price of $l.70, expire in ten years, and ranged from 1 year vesting, to vesting over a five-year period. The stock options were valued using the Black-Scholes pricing model with a range of inputs indicated below:

	December 31, 2019	December 31, 2018

Expected Life (years)	5.5-6.5%	5.5-6.5%
Risk-free interest rate	2.45-2.87%	2.45-2.87%
Expected volatility	75%	75%
Annual dividend yield	0%	0%

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 6 - STOCKHOLDERS' DEFICIT (CONTINUED

Stock Options

The risk free interest rate assumption for granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company's employee stock options. The expected term of the employee stock options is calculated using the simplified method which takes into considered the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company's common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company's common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock. and the Company does not anticipate paying any cash dividends in the foreseeable future.

Management estimated the fair  value of common stock based on  recent sales to third  parties. Forfeitures are recognized as incurred .

A summary of the Company's stock options activity and related information is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted average Remaining Contractual Term

Outstanding at December 31, 2018	465,418	$ 1.70	9.19
Granted	-	-	-
Exercised	-	-	-
Expiration/Cancelled	-	-	-
Outstanding at December 31, 2019	465,418	$ 1.70	9.19

Exercisable at December 31, 2019	182,918	$ 1.70	9.04
Exercisable at December 31, 2018	182,918	$ 1.70	9.04

Stock option expense for the years ended December 31, 2019 and 2018 was $0 and $294,828, respectively. The unrecognized stock option expense is $0 and $317,193, respectively.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 6 - STOCKHOLDERS' DEFICIT (CONTINUED)

Warrants (Continued)

In 2017, the Company granted 207,000 warrants to various advisors exercisable into 207,000 shares of common stock. The granted warrants had an exercise price of $0.01 to $1.70 and expire in ten years. Of the warrants issued, 7,000 vest immediately, and 200,000 vest upon options being exercised under the 2017 Equity Incentive Plan at a ratio of one (1) warrant for every four (4) shares being issued. As of December 31, 2019 and 2018, it is not probable the warrants will vest and therefore no compensation expense has been recognized. The 7,000 warrant were valued using the Black-Scholes pricing model as indicated below:

	December 31, 2019	December 31, 2018

Expected Life (years)	10	10
Risk-free interest rate	0.95%	0.95%
Expected volatility	75%	75%
Annual dividend yield	0%	0%

The warrants were valued similar to the stock options disclosed above. During the years ended December 31, 2019 and 2018, the Company expensed $0 and $11,830 related to these warrants respectively.

	Number of Shares	Weighted Average Exercise Price	Weighted average Remaining Contractual Term

Outstanding at December 31, 2017	207,000	$ 1.70	9.50
Granted	-	-	-
Exercised	-	-	-
Expiration/Cancelled	-	-	-
Outstanding at December 31, 2018	207,000	$ 1.70	9.50

Exercisable at December 31, 2018	7,000	$ 0.07	9.50

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 6 - STOCKHOLDERS' DEFICIT (CONTINUED)

Earnings Per Share

The following table represents the Company’s earnings per share for 2109 and 2018:

	2019	2018
Numerator:
Net Loss	$ (807,724)	$ (263,201)

Denominator:
Weighted average basic shares outstanding	4,205,686	4,470,724
Effect of dilutive securities	-	-
Weighted average diluted shares	4,205,686	4,470,724

Basic earnings per share	$ (0.19)	$ (0.06)
Diluted earnings per share	$ (0.19)	$ (0.06)

NOTE 7 - INCOME TAXES

The following table presents the current and deferred income tax provision for federal and state income taxes for years ended December 31, 2019 and 2018 (rounded to "000,s):

	2019	2018

Income tax benefit attributable to:
Net loss	$ (801,350)	$ (78,582)
Valuation allowance	801,350	78,582
Net provision for income tax	$ -	$ -

The major components of the deferred taxes are as follows at December 31, 2019 and 2018 (rounded to '000's):

	2019	2018

Deferred tax asset attributable to:
Net operating loss carryover	$ 1,077,932	$ 276,582
Valuation allowance	(1,077,932)	(276,582)
Net deferred tax asset	$ -	$ -

NOTE 8 - RELATED PARTY TRANSACTIONS

On July 31, 2017, the Company entered into a promissory note in which the Company loaned $86,000 to one of the Company's Chief Executive Officers for personal use. The note was amended on July 26, 2018 to accrue interest on the unpaid balance at a rate of 2% per annum beginning July 31, 2017. The

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

full balance of this note including accrued interest and late fees is due and payable on December 31, 2022. As at December 31, 2019 and 2018, $67,243 and $67,793 of this note was due to the Company.

NOTE 9 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after December 31, 2019 through April 6, 2020, the issuance date of the financial statements.

The Company raised approximately $1.07M through StartEngine.

The Company's director, Phil Burks, resigned.

The Company and Phirst Technologies Limited severed ties. This involved sale of the Company's ownership in Phirst Technologies Limited and payment of Phil Burks loan in full

The Company intends to raise funds through StartEngine in 2020.

END OF REPORT

X CRAFT ENTERPRISE, INC.

FINANCIAL STATEMENTS FOR THE PERIOD ENDED

JUNE 30, 2020

XCRAFT ENTERPRISES, INC.

TABLE OF CONTENTS

Financial Statements

Balance Sheet  F-27

Statements of Income......................................................................................................   .......... F- 2 8

XCRAFT ENTERPRISES, INC.

BALANCE SHEETS

	June 30,	December 31,
	2020	2019
	(unaudited)
ASSETS
Current assets:
Cash	$ 137,178	$ 33,392
Accounts receivables	64,504	47,450
Inventory	62,816	62,816
Other current asset	283,048	283,048
Total current assets	547,546	426,706
Property and equipment, net	22,206	28,317
Intangible assets, net	82,536	85,187
Related party receivables	68,432	68,432
Other assets	3,051	3,051
Total assets	$ 723,770	$ 611,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payables and accrued expenses	$ 285,855	$ 347,970
Deferred revenue	524,922	536,722
Line of credit	1,304	191,469
Note payable - current	28,862	57,723
Total current liabilities	840,942	1,133,884
Note payable - net of current	464,514	198,513
Total current liabilities	1,305,456	1,332,397

Commitments and contingencies

Stockholders' deficit:
Class A voting stock	353	353
Class B voting stock	95	95
Additional paid-in capital	2,639,763	2,283,641
Accumulated deficit	(3,221,897)	(3,004,794)
Total stockholders' deficit	(581,686)	(720,705)
Total liabilities and stockholders' deficit	$ 723,770	$ 611,692

The accompanying notes are an integral part of these financial statements.

XCRAFT ENTERPRISES, INC.

STATEMENT OF INCOME

	Six Months Ended
	June 30,
	2020	2019
	(unaudited)
Revenues	$ 72,242	$ 202,578
Cost of sales	7,700	10,387
Gross profit	64,541	192,191

Operating expenses:
General and administrative	403,001	439,714
Sales and marketing	16,092	70,453
Research and development	11,965	59,041
Total operating expenses	431,058	569,207

Loss from operations	(366,516)	(377,016)

Other income (expense):
Interest expense	(21,087)	(31,142)
Gain on forgiveness of debt	170,500	-
Total other income (expense), net	149,413	(31,142)

Provision for income taxes	-	-
Net loss	$ (217,103)	$ (408,158)

The accompanying notes are an integral part of these financial statements.

XCRAFT ENTERPRISES, INC.

STATEMENT OF SHAREHOLDER'S EQUITY

					Additional		Total
	Class A - Common		Class B - Common		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balances at December 31, 2018	3,526,250	$ 353	679,436	68	$ 1,835,930	$ (2,197,070)	$ (360,719)
Common stock issued	-	-	124,350	12	210,057	-	210,069
Net loss	-	-	-	-	-	(408,158)	(408,158)
Balances at June 30, 2019 (unaudited)	3,526,250	$ 353	803,786	$ 80	2,045,987	$ (2,605,228)	$ (558,808)

Balances at December 31, 2019	3,526,250	$ 353	944,474	95	$ 2,283,641	$ (3,004,794)	$ (720,705)
Regulation CF offering	-	-	-	-	356,122	-	356,122
Net loss	-	-	-	-	-	(217,103)	(217,103)
Balances at June 30, 2020 (unaudited)	3,526,250	$ 353	944,474	$ 95	$ 2,639,763	$ (3,221,897)	$ (581,686)

The accompanying notes are an integral part of these financial statements.

XCRAFT ENTERPRISES, INC.

STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2020	2019
	(unaudited)
Cash flows from operating activities:
Net loss	$ (217,103)	$ (408,158)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,111	6,111
Amortization	3,195	3,195
Gain on forgiveness of debt	(170,500)	-
Changes in operating assets and liabilities:
Accounts receivable	(17,054)	127,601
Other current liabilities	-	-
Accounts payable	(41,615)	70,710
Deferred revenues	(11,801)	-
Net cash used in operating activities	(448,766)	(200,541)
Cash flows from investing activities:
Purchase of property and equipment	-	(6,679)
Purchase of intangible assets	(544)	(14,725)
Net cash used in investing activities	(544)	(21,404)
Cash flows from financing activities:
Proceeds (repayments) - line of credit	(40,166)	45,492
Proceeds from notes payables	261,692	-
Repayments of note payables	(24,553)	(19,723)
Regulation CF offering	356,122	210,069
Net cash provided by financing activities	553,096	235,838
Net change in cash	103,786	13,893
Cash and cash equivalents at beginning of period	33,392	30,823
Cash and cash equivalents at end of period	$ 137,178	$ 44,716

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -
Cash paid for interest	$ 14,554	$ 31,142

Supplemental disclosure of non-cash financing activities
Gain on forgiveness of line of credit	$ 150,000	$ -
Gain on forgiveness of accounts payable	$ 20,500	$ -

The accompanying notes are an integral part of these financial statements .

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCAL STATEMENTS

NOTE 1 –DESCRIPTION OF BUSINESS

XCraft Enterprises, Inc. was formed on September 23, 2014 ("Inception") as XCraft Enterprises, LLC. On February 28, 2017, the Company converted to a Delaware Corporation. The Company's headquarters are located in Coeur d'Alene, Idaho. The financial statements of XCraft Enterprises, Inc. (the Company).

The Company has developed uniquely designed Unmanned Aerial Vehicles ("UAV" or "Drones") which are specifically engineered to deliver vertical take-off and landing, and high efficiency and speed in their in flight performance.

NOTE 2 –SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Preparation

The Company's financial statements presented are prepared in accordance with the accounting principles generally accepted in the United States of America.

Unaudited Interim Financial Information

The accompanying balance sheet as of June 30, 2020 and the statements of income, stockholders’ equity and cash flows for the six months ended June 30, 2020 and 2019 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2020 and the results of its operations and its cash flows for the six months ended June 30, 2020 and 2019. The financial data and other information disclosed in these notes related to the six months ended June 30, 2020 and 2019 are also unaudited. The results for the six months ended June 30, 2020 are not necessarily indicative of results to be expected for the year ending December 31, 2020, any other interim periods, or any future year or period.

Use of estimates

The preparation of the financial statements in conformity with the accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to estimates and assumptions include the carrying value of fixed asset and accounts receivables. Actual results could differ significantly from such estimates.

Cash and cash equivalents

Cash and cash equivalents consist of demand deposits at banks and highly liquid deposits at banks with an original maturity of three months or less.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Account receivables

Accounts receivable are recorded at invoiced amounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts  receivable balance. The Company historically has had substantially all of their accounts receivable paid in full.

Fixed asset

Fixed assets are recorded as cost. Major improvements and betterments are capitalized while maintenance, repairs and minor renewals are charged to expense as incurred. Upon sale or retirement of depreciable property, the related cost and accumulated depreciation are removed from the accounts and resulting gains or losses are recognized in operations. Depreciation is computed on the straight line method.

Inventories

Inventories consist primarily of finished good products which consist primarily of Drones. Inventories are recorded at the lower of cost or market, using the first in first out method (FIFO). As of June 30, 2020 and December 31, 2019, inventories was $62,816 and $62,816, respectively.

Intangible Assets

Intangible assets are amortized over the respective estimated lives, unless the lives are determined to be indefinite and reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. Impairment testing companies compares carrying values to fair values and, when appropriate, the carrying value of these assets is reduced to fair value. Impairment charges, if any, are recorded in the period in which the impairment is determined.

The Company capitalizes patent filing fees, and it expenses legal fees, in connection with internally developed pending patents. The Company also will capitalize patent defense costs to the extent these costs enhance the economic value of an existing patent. Patents are amortized over the expected period to de benefited, not to exceed the patent lives, which may be as long as 15 years. As at June 30, 2020 and December 31, 2019, intangible assets was $82,536 and $85,187, respectively. Amortization expense related to patent was $3,195 for both the six months ended June 30, 2020 and 2019, respectively.

Impairment of Long-Lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable.

For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Software

The Company applies the principle of ASC 985-20, Software Costs of Computer Software to Be Sold. ASC 985-20 requires that software development costs incurred in conjunction with product development be charged to research and development expense until technological feasibility is established When the software is part of a product or process, not only does technological feasibility need to be established, but the associated hardware must also be out of the development stage. Software development costs include payments made to independent  software developers under development agreements, as well as direct costs incurred internally. With our current technology, technological feasibility of the underlying software is not established until substantially all product development and testing is complete, which generally includes the development of a working model. Prior to a product's release, if and when we believe capitalized costs are not recoverable, we  expense the amounts as part of cost of sales . To date, management has not capitalized any such costs.

Product Warranty Costs

The Company provides 30 day warranties only to ensure its products are free from defects in material or workmanship and is subject to the Company's return policy. We also provide an optional 6-month extended warranty on the motor. In estimating its future warranty obligations, the Company considers various relevant factors, including the Company's stated warranty policies and practices, the historical frequency of the claims and the cost to replace or repair its products under warranty. Historically, extended warranty sales have been negotiable, warranty costs have been minimal and the related expense has been recorded at the time the warranty service is performed; accordingly, no warranty reserve has been recorded at June 30, 2020 and December 31, 2019.

Accounting for Convertible Notes and Securities with Beneficial Conversion Features

The Company reviews the terms of convertible debt and equity instruments it issues to determine whether there arc derivative financial instruments, including an embedded conversion option that is required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where a host instrument contains more than one embedded derivative instrument, including a conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense, using the effective interest method.

Revenue Recognition

The Company recognizes revenue related to sales of products (i) persuasive evidence of an arrangement exists. (ii} delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or detem1inable. and (iv) collectability is reasonably assured. The Company typically records revenues when the product is shipped to the customer. Taxes collected from customers and remitted to  governmental authorities are presented in the statements of operations on a net basis.

Revenue recognition is deferred in all instances where the earnings process is incomplete based on the criteria listed above. Management provides for sales returns and allowances in the same period as the related revenues are recognized. Management bases their estimates on historical experience.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company  has undertaken  various  pre-sale  crowd funding  campaigns  and  pre-sales  through  the Company's website. The pre-sale of our products through a crowd funding campaign or our website are deferred until the related product is shipped.  As of June 30, 2020 and December 31, 2019, the Company deferred $524,922 and $536,722, respectively of such pre-sales and included this in deferred revenue in the accompanying balance sheets.

Shipping and Handling Costs

Costs incurred for shipping and handling are included in cost of sales at the time the related revenue is recognized. Amounts billed to a customer for shipping and handling are reported as an  increase  in revenue.

Advertising

The Company expenses the cost of advertising and promotions as incurred. Advertising expenses for the six months ended June 30, 2020 and 2019 was $11,506 and $9,561, respectively.

Research and Development

We incur research and development costs during the process of researching and developing our technologies and future offerings. Our research and development costs consist primarily of third-party product design consultants. We expense these costs as incurred until the resulting product has been completed, tested, and made ready for commercial use.

Stock Based Compensation

The Company accounts for stock options issued to employees under ASC 718  Share-Based  Payment. Under ASC 718, share-based compensation cost to employees is measured at the grant dale. based on the estimated fair value of the award. and is recognized as expense over the employee's requisite vesting  period. The fair value of each stock option or warrant award is estimated on the dale of grant using the Black -Scholes option valuation model.

The Company measures compensation expense for its non-employee stock-based  compensation  under ASC 505 Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the value of the Company's common stock, option, or warrant on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. The Company did not record any stock-based compensation during the six months ended June 30, 2020 and 2019.

Income taxes

The Company will be taxed as a corporation. Accordingly, the Company applies ASC 740 Income Taxes ("AS C 740"). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only  if it  is "more likely than not" that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to U.S . Federal, state and local income tax examination ns by tax authorities for all periods since Inception . The Company currently is not under examination by any tax authority.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy. Balances are insured by the  Federal  Deposit Insurance Corporation up to $250,000. At rimes, the Company maintains balances in excess of the federally insured limits.

The Company had one customer that made up 92% of revenue in 2020 and 2019. Because the Company is focused on commercial applications in the future and not retail applications which make up these concentrations, the Company does not believe the loss of one or more of these customers will have a material impact on the Company.

Recent Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update (ASU) issued ASU 2016-02, Leases (Topic 842), which provides guidance for accounting for leases. The new guidance requires companies to recognize the assets and liabilities for the rights and obligations created by leased assets. The accounting guidance for lessors will remain relatively largely unchanged. In January 2018, the FASB issued ASU 2018-01, Leases (Topic 842) , which provides an optional transition practical expedient for the adoption of ASU 2016-02 that, if elected, would not require an organization to reconsider their accounting for existing land easements that are not currently accounted for under the old leases standard and clarify that new or modified land easements should be evaluated under ASU 2016-02, once an entity has adopted the new standard. ASU 2016-02 and ASU 2018-01 are effective for annual and interim periods beginning after December 15, 2018. Early adoption is permitted. Management is currently evaluating the effect the adoption of this amendment will have on the financial statements.

Fair Value Measurements

The Company reports its fair value measures using a three-level hierarchy that prioritizes the inputs used to measure fair value. This hierarchy, established by GAAP, requires that entities maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of inputs used to measure fair value are as follows:

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

• Level 1. Quoted prices for identical assets or liabilities in active markets to which the organization has access at measurement date.

• Level 2. Inputs other than quoted prices included in level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include:

V. quoted prices for similar assets or liabilities in active markets;

VI. quoted prices for identical or similar assets in markets that are not active;

VII. observable inputs other than quoted prices for asset or liability (for example, interest rates and yield curves); and

VIII. inputs derived principally from, or corroborated by, observable market data by correlation or by other means.

• Level 3. Unobservable inputs for asset or liability. Unobservable inputs should be used to measure the fair value to the extent that observable inputs are not available.

When available the Company measures fair value using level 1 inputs because they generally provide the most reliable evidence of fair value. The primary use of fair value measures in the  financial statements is the initial measurement of cash and cash equivalents, accounts receivables, fixed assets and long lived assets.

NOTE 3 —  FIXED ASSETS

	June 30,	December 31,
	2020	2019
	(unaudited)
Furniture and fixtures	$ 11,335	$ 11,335
Computers and software	22,454	22,454
Demo units	18,073	18,073
Tools and equipment	6,168	6,168
Marketing displays	34,524	34,524
	92,554	92,554
Less: Accumulated depreciation	(70,348)	(64,237)
	$ 22,206	$ 28,317

Depreciation expense for both the six months ended June 30, 2020 and 2019 was $6,111.

NOTE 4 — DEBT

Promissory Note

On June 30, 2017. the Company entered into a promissory note with a bank with a principal amount of $35,000 at 6.25% interest per annum with the balance and accrued interest due upon maturity of June 15, 2018. This loan was used to satisfy the balance on the line of credit for which was with the same bank. On June 12, 2018. the maturity date was extended to June 15, 2021 with monthly payments of $913. As of June 30, 2020 and December 31, 2019, $10,956 and $10,956 of this note is classified as short and long-term. respectively.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCAL STATEMENTS

NOTE 4 — DEBT (CONTINUED)

Revolving Loan Agreement

On December 28, 2017, the Company entered into a revolving loan agreement  in which the lender agrees to lend a sum up to $100,000 from time-to-time. The unpaid principal amount of an advance shall bear interest prior to its scheduled maturity date at the prevailing market rate as agreed  upon between  the Lender and Borrower at the time of the Advance, 6.5% at December 31, 2017. Interest prior to  the scheduled maturity date shall accrue monthly  on  the  last day of  each calendar month commencing with the first of such dates to occur after the funding date and continuing  until  the scheduled  maturity  date. This agreement shall terminate on December 31, 2018. In June of  2018, the Company received  its  first funds of $50,000 from this revolving loan. The revolving loan is secured  by  200,000  of  the  Chief Executive Officers shares of Class A Common Stock common stock. As of December 31, 2019 and 2018, the Company has received $150,000 this revolving loan respectively.  During the six months ended June 30, 2020, the entire revolving loan was forgiven, and the Company recorded a gain on forgiveness of $150,000 in the statements of income.

Line of Credit

In March 2017, the Company entered into a line of credit agreement with a financial institution. The advances incur interest at the Wall Street Journal prime rate plus 5% per annum. (4.5% at December 31, 2019 and 2018). The principal balance of all advances, together with accrued but unpaid interest on such advances and all outstanding fees and charges, shall be payable on demand. This line of credit is secured by an interest in all of the Company's depository account balances, cash and any other property now or hereafter in the possession of or under the control of the financial institution. In addition, the Company's CEO is guarantor under the line of credit. As of June 30, 2020 and December 31, 2019, the balance for this line of credit was $2,124 and $42,290, respectively.

On February 6, 2018, the Company entered into a working capital loan for the amount of $250,000 with a term of two years and a variable interest rate based on the Wall Street Journal published daily rate plus 5% adjusted on a quarterly basis and fees of $3,750 due at closing. The loan was collateralized by a perfected second lien interest on all Company assets. The Company has drawn on all funds related to this loan. As of December 31, 2019 and 2018, the loan has outstanding balance of $194,887 and $215,219, respectively.

SBA Loans

In May 2020, the Company received $111,792 in proceeds pursuant ot the Payroll Protection Program.

In June 2020, the Company received $149,900 in proceeds pursuant to a Small Business Administration Economic Injury Disaster Loan.

Note payable obligations at December 31, 2019 and 2018 was as follows:

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCAL STATEMENTS

NOTE 4 — DEBT (CONTINUED)

	June 30,	December 31,
	2020	2019
	(unaudited)
Note payable to third party. Interest rate of 5% per annum. The interest is due December 31, 2020.	$ 25,000	$ 25,000

Loan with Innovate Washington, principal amount of $250,000, The loan has a two year term and a variable interest rate based on the Wall Street Journal published daily rate, plus interest of % on a quarterly basis.	194,887	215,219

Note payable with First Interstate Bank, accrued interest of 6.25% and matures June 30, 2021	11,797	16,017

SBA PPP Loan	111,792	-
SBA EIDL Loan	149,900	-
Total Note Payable Obligation	$493,375	$ 256,236

Year ending December 31,

2020	31,170
2021	200,513
2022	-
2023	-
2024	-
Thereafter	261,692
Note Payable Obligation	493,375

NOTE 5 - COMMITMENTS AND CONTIGENCIES

Building Lease and Sublease

On June 29, 2017, the Company entered into a lease agreement for commercial space. The term of the lease is two years commencing on October 1, 2017. The monthly base rent is $1,500 for months 1-12 and $2,726 for months 13-24. The Company also agreed to deposit the first and last month of rent in the nonrefundable amount of $4,226. As of December 31, 2019 and 2018, the future minimum lease payments relating to rent on this building are $21,804 and $21,804, respectively.  Rent expense was $12,249 and $17,177 for the six months ended June 30, 2020 and 2019, respectively.

Employment Agreement

Effective August 1, 2017, the Company entered into an agreement with the Company's Chief Executive Officer granting him an option to purchase 100,000 shares of common stock.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCAL STATEMENTS

NOTE 5 - COMMITMENTS AND CONTIGENCIES (CONTINUED)

He shall receive an option to purchase an additional 100,000 shares on August 1. 2018 and an additional 100,000 shares on August 1, 2019. Each tranche of options will have a ten (10) year life and vest monthly over a 1-year period. The initial option was granted at an exercise price of $l.70 per share. Each subsequent option shall be at the price per share of the most recent issuance of Company stock to a third-party . The option agreement will provide that if there is a change in control then all options will become fully vested immediately prior to the change in control. In the event of a change in control or termination, the Chief Executive Officer is entitled to severance pay in one lump sum. in cash. no later than the tenth (10th ) day following termination, in an amount equal to three (3) times the base salary then in effect.

On January 17, 2018 the Company entered into a technology, license manufacture and co-branding agreement for a term of two years and shall automatically renew for an additional 1 year term unless terminated. The agreement calls for the purchase of product at a to be agreed upon price as well as provides for licensing fees to the Company for use of their technology.

On February 1, 2018, the Company entered into a contribution agreement to acquire 25% interest of the membership interest of Phirst Technologies, LLC. The Company contributed all of its ownership interest in certain specified assets and services per the agreement in exchange for its membership interest.

On March 1, 2018, the Company entered into a non-recurring engineering agreement and purchase order commitment with Phirst Technologies, LLC. The Company is to receive a total of $750,000 if it meets certain milestones.

NOTE 6 - STOCKHOLDERS' DEFICIT

Conversion of Limited Liability Company to Corporation

Pursuant to the Company's becoming a Delaware corporation effective 1, 2017, the Company had a total of 75,000,000 shares of authorized stock, with a par value $0.0001 of per share. The founders of the LLC received 3,000,000 shares of Class A Common Stock based on their pro-rata ownership in the LLC of 30,000 units.

On June 17, 2017, the Company filed amended and restated the articles of incorporation with the state of Delaware. The amended and restated articles designated that out of the 75,000,000 shares of stock authorized to be issued by the Company, 15,000,000 shares will be Preferred Stock, par value $0.0001 per share, 40,000,000 shares will be designated Class A Voting Common Stock, par value $0.0001 per share, and 20,000,000 shares shall be designated Class B Non-Voting Common Stock, par value $0.0001 per share. Except for voting rights, Class A and Class B Common Stock have identical rights and preferences.

On July 27, 2018, the Company filed a second amended and restated articles of incorporation with the state of Delaware. The second amended and restated decrease the number of shares of stock authorized to be issued by the Company to be issued by the Company to 12,000,000 consisting of 2,000,000 shares of Preferred Stock, par value $0.0001 per share, 5,000,000 shares of Class A Common Stock (..Class A Common Stock'"), par value S0.0001 per share and 5.000.000 shares of C lass B Non-Voting Common Stock ('"C lass B Common Stock"), par value $0.0001 per share.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCAL STATEMENTS

NOTE 6 - STOCKHOLDERS' DEFICIT (CONTINUED)

The Class A Common Stock shall be entitled to one vote for each share on each matter voted on at the shareholders' meetings, and, except as may be otherwise required by applicable law, the Class B Common Stock shall have no voting rights and is not entitled to vote separately on a plan of merger or a plan of conversion. Except for voting rights. Class A and B Common Stock have identical rights and preferences.

Common Stock Issuance and Sale of LLC Units

On February 14, 2017, the Company received $200,000 in proceeds from a third-party in exchange for 2,000 LLC units which converted to 200,000 shares of Class A Common Stock on March 1, 2017.

During 2017, the Company issued 17,928 shares of Class B Common Stock as compensation valued at $1.70 per share. These shares were issued for services to both an outside vendor and employees. The Company valued the common stock based on the most recent sales of common stock to third parties.

The Company commenced a Regulation Crowd funding offering through StartEngine, a funding portal registered with the US Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority (FINRA). The Company sold an aggregate of 629,411 Class B Common Stock for gross proceeds of $1,069,999, including net proceeds of $356,122 and $210,069 in the six months ended June 30, 2020 and 2019, respectively.

Equity Incentive Plan

On February 28, 2017, the Company authorized the 2017 Equity Incentive Plan ( which may be referred to as the '"Plan"). The Company reserved 600,000 shares of its Class A Common Stock pursuant to the Plan. which pro, des for the grant of shares of stock options. stock appreciation rights, and stock awards (performance shares) to employees, non-employee directors, and non-employee consultants. The option exercise price generally may not be less than the underlying stock's fair market value at the date of  the grant and generally have a term of four years. The amounts granted each calendar year to an employee or nonemployee is limited depending on the type of  award. As of June 30, 2020 and  December 31, 2019, 107,500 shares are still available to be issued under the Plan.

Stock Options

The Company granted 272,000 stock options under the Plan to various employees with a total grant date fair value of approximately $369,208. The granted options had an exercise price of $l.70, expire in ten years, and ranged from 1 year vesting, to vesting over a five-year period.

The risk free interest rate assumption for granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company's employee stock options. The expected term of the employee stock options is calculated using the simplified method which takes into considered the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company's common stock.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCAL STATEMENTS

NOTE 6 - STOCKHOLDERS' DEFICIT (CONTINUED

The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company's common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock. and the Company does not anticipate paying any cash dividends in the foreseeable future.

Management estimated the fair  value of common stock based on  recent sales to third  parties. Forfeitures are recognized as incurred .

A summary of the Company's stock options activity and related information is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding as of December 31, 2019	465,418	$ 1.70	9.19
Granted	-	-
Exercised	-	-
Forfeited	-	-
Outstanding as of June 30, 2020 (unaudited)	465,418	$ 1.70	8.69

Exerciseable as of June 30, 2020 (unaudited)	182,918	$ 1.70	8.54

The Company did not record stock based compensation during the six months ended June 30, 2020 and 2019.

Warrants

In 2017, the Company granted 207,000 warrants to various advisors exercisable into 207,000 shares of common stock. The granted warrants had an exercise price of $0.01 to $1.70 and expire in ten years. Of the warrants issued, 7,000 vest immediately, and 200,000 vest upon options being exercised under the 2017 Equity Incentive Plan at a ratio of one (1) warrant for every four (4) shares being issued. As of June 30, 2020 and December 31, 2019, it is not probable the warrants will vest and therefore no compensation expense has been recognized.

The warrants were valued similar to the stock options disclosed above. During the six months ended June 30, 2020 and 2019, the Company did not record any expense related to these warrants.

	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding as of December 31, 2019	207,000	$ 1.70	9.50
Granted	-	-
Exercised	-	-
Forfeited	-	-
Outstanding as of June 30, 2020 (unaudited)	207,000	$ 1.70	9.00

Exerciseable as of June 30, 2020 (unaudited)	7,000	$ 0.07	9.00

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCAL STATEMENTS

NOTE 7 - INCOME TAXES

The major components of the deferred taxes are as follows at June 30, 2020:

June 30,
2020
(unaudited)
Deferred tax assets:
Net operating loss carryforwards	1,140,023
Valuation allowance	(1,140,023)
Net deferred tax assets	$ -

NOTE 8 - RELATED PARTY TRANSACTIONS

On July 31, 2017, the Company entered into a promissory note in which the Company loaned $86,000 to one of the Company's Chief Executive Officers for personal use. The note was amended on July 26, 2018 to accrue interest on the unpaid balance at a rate of 2% per annum beginning July 31, 2017. The full balance of this note including accrued interest and late fees is due and payable on December 31, 2022. As at June 30, 2020 and December 31, 2019 and 2018, $67,243 and $67,243 of this note was due to the Company.

NOTE 9 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through October 14, 2020, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

The Company's director, Phil Burks, resigned.

The Company and Phirst Technologies Limited severed ties. This involved sale of the Company's ownership in Phirst Technologies Limited and payment of Phil Burks loan in full

The Company intends to raise funds through StartEngine in 2020.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCAL STATEMENTS

END OF REPORT

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCAL STATEMENTS

Part III

EXHIBITS

1.0	Posting Agreement with StartEngine Crowdfunding, Inc.*

2.1	Certificate of Incorporation*

2.2	Amended and Restated Certificate of Incorporation*

2.3	Bylaws*

3.1	Form of Warrant**

4.1	Form of Subscription Agreement*

6.1	StartEngine Secure Services Agreement*

6.2	Services Agreement with StartEngine Crowdfunding, Inc.*

6.3	Employment Agreement with JD Claridge*

8.1	Escrow Services Agreements*

11.1	Consent of BAS Partners ***

12.1	Opinion of Alliance Legal Partners, Inc.*

*Filed as an exhibit to the XCraft Enterprises, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11281) and incorporated herein by reference. Available at,  https://www.sec.gov/Archives/edgar/data/1670450/000144586620001044/xcrft_1a.htm.

**Filed as an exhibit to the XCraft Enterprises, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11281) and incorporated herein by reference. Available at,  https://www.sec.gov/Archives/edgar/data/1670450/000144586620001349/0001445866-20-001349-index.htm.

*** Filed herewith.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCAL STATEMENTS

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur d’Alene, State of Idaho, on October 21, 2020.

XCRAFT ENTERPRISES, INC.

Dated: October 21, 2020	By:	/s/ JD Claridge
		Title:	Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Director

Dated: October 21, 2020	By:	/s/ Ben Toews
Ben Toews, Director